UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Dominion Resources Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2008 Proxy Statement Contents

2	Annual Meeting and Voting Information
Voting Your Shares
Quorum and How Votes are Counted
Attending the Meeting
Proxy Solicitation and Tabulation
Electronic Access to Dominion’s Proxy Statement and Annual Report
Multiple Shareholders Sharing the Same Address
Shareholder Proposals and Director Nominations

4	Corporate Governance and Board Matters
Director Independence
Related Party Transactions
Director Nomination Process
Committees and Meeting Attendance
Compensation Committee Interlocks and Insider Participation
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Sessions
Communications with Directors
Non-Employee Director Compensation

10	Item 1 — Election of Directors

12	The Audit Committee Report

13	Item 2 — Auditors

13	Compensation, Governance and Nominating Committee Report

14	Compensation Discussion and Analysis

26	Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control
37	Share Ownership and Equity Compensation Plan Information

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

April 4, 2008

Dear Fellow Shareholder:

On Friday, May 9, 2008, Dominion Resources, Inc. will hold its Annual Meeting of Shareholders at The Field Museum, Montgomery Ward Lecture Hall, 1400 S. Lake Shore Drive, Chicago IL 60605. The meeting will begin at 9:30 a.m. Central Time. Only shareholders who owned stock at the close of business on February 29, 2008, may vote at this meeting or any adjournments that may take place.

At the meeting we propose to:

•	Elect 10 directors;
•	Ratify the appointment of independent auditors for the audit of our 2008 financial statements and internal controls over financial reporting; and
•	Attend to other business properly presented at the meeting.

This proxy statement and our 2007 annual report will be mailed or be available to you on approximately April 4, 2008. For information on voting your shares and attending the meeting, please see page 2.

I hope you will be able to attend, but even if you cannot, please vote your proxy as soon as possible. Your vote is very important to us and we want your shares to be represented at the meeting.

By Order of the Board of Directors,

Carter M. Reid
Vice President-Governance and Corporate Secretary

Dominion 2008 Notice & Proxy	1

Annual Meeting and Voting Information

Your Board of Directors is soliciting this proxy for the 2008 Annual Meeting of Shareholders and recommends that you vote:

•	FOR all the director nominees and
•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2008.

Management and the Board are not aware of any matters that may come before the 2008 Annual Meeting other than the matters disclosed in this proxy statement. If any other matters are properly presented at the Annual Meeting for consideration, the person or persons voting the proxies will vote them in accordance with their best judgment.

All shareholders that owned common stock at the close of business on February 29, 2008 (the record date) may vote at the Annual Meeting. There were 577,226,452 shares of Dominion Resources, Inc. common stock outstanding on that date.

VOTING YOUR SHARES

Registered Shareholders and Dominion Direct® Participants

If you are a registered shareholder or a Dominion Direct® participant, follow the instructions on the proxy card to vote your shares over the Internet, by telephone or by returning your proxy card by mail. If you attend the Annual Meeting, you may deliver your completed proxy card in person. The deadline for voting over the Internet or by telephone is 11:59 p.m. Eastern Time on May 8, 2008.

All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy but do not specify how you want your shares voted, they will be voted as recommended by the Board. No vote will be recorded for shares unless a properly signed proxy is returned.

You may revoke your proxy and change your vote before the Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

Beneficial Owners

If your shares are held in street name (with your broker) or by a nominee, follow the instructions on the voting instruction card included with this proxy statement to vote over the Internet, by telephone or mail. Please note that under New York Stock Exchange (NYSE) rules, the proposals to elect directors and ratify the appointment of auditors are considered discretionary items. This means that if your shares are held in street name with a broker and you have not furnished voting instructions at least 10 days before the date of the Annual Meeting, the brokerage firm may vote in its discretion on these items on your behalf.

Employee Savings Plans Participants

You will receive a request for voting instructions from the Trustee for the Plans along with the proxy statement. As detailed on the voting instruction card, you may provide instructions to the Trustee over the Internet, by telephone or by returning your completed voting instruction card by mail in the envelope provided. The Trustee will vote according to your instructions and will keep your vote confidential. All voting instructions from plan participants must be received by 6:00 a.m. Eastern Time on Monday, May 5, 2008. If you do not vote your Savings Plan shares, an independent fiduciary hired by the Plan Administrator will vote them.

QUORUM AND HOW VOTES ARE COUNTED

Each of your shares will be counted as one vote. A majority of the shares outstanding on February 29, 2008 constitutes a quorum for this meeting. Abstentions and broker non-votes are included in determining a quorum.

Each director nominee must receive more votes in favor than the number of votes against in order to be elected. The ratification of the appointment of our auditor also requires more votes in favor than the number of votes against in order to be approved. Abstentions will not be counted as a vote in favor or against for either of these items.

ATTENDING THE MEETING

Shareholders who plan to attend the meeting will be asked to present valid picture identification, such as a driver’s license or passport. Registered shareholders and Dominion Direct® participants must bring a copy of their dividend check stub or Dominion activity statement as proof of ownership. If you hold stock in street name, you must bring a copy of a recent brokerage statement, and if you plan to vote at the meeting, you must have a legal proxy provided by the institution that holds your shares. If you are an authorized proxy, you must present the proper documentation. Registration will begin at 8:30 a.m. Central Time, and seating will be available on a first come, first served basis. Cameras (including cell phones with cameras), recording devices and other electronic devices will not be permitted at the meeting. Rules of the meeting will be printed on the back of the agenda that will be given to you at the meeting.

PROXY SOLICITATION AND TABULATION

We will pay for soliciting proxies from our shareholders, and some of our employees may telephone shareholders after the initial mail solicitation. We also have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the Annual Meeting.

2	Dominion 2008 Notice & Proxy

ELECTRONIC ACCESS TO DOMINION’S PROXY STATEMENT AND ANNUAL REPORT

The 2008 proxy statement and 2007 annual report are available and may be viewed at www.dom.com/investors/proxy.jsp.

Registered shareholders and Dominion Direct® participants can elect to access future proxy statements and annual reports on the Internet by marking the appropriate box on their proxy card or by following the instructions provided when voting by Internet or by telephone. If you choose this option, you will receive a proxy card by mail, along with instructions on how to access the proxy statement and annual report at a specific Internet site. Your choice will remain in effect until you notify Dominion that you wish to resume mail delivery of these documents. If you hold your shares in street name with a broker, please refer to the information provided by your broker for instructions on how to elect this option. If you elect to receive your proxy statement and annual report via the Internet, you can still request paper copies by contacting us at the email or postal address or phone number below.

Dominion Resources, Inc.

Shareholder Services

P.O. Box 26532

Richmond, VA 23261

1-800-552-4034

shareholder.services@dom.com

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

For registered shareholders and Dominion Direct® participants, a single copy of the annual report has been sent to multiple shareholders who reside at the same address. Any shareholder who would like to receive a separate annual report may call or write us at the address above, and we will promptly deliver it.

If you received multiple copies of the annual report and would like to receive combined mailings in the future, please contact us at the email or postal address shown above. Shareholders who hold their shares in street name should contact their broker regarding combined mailings.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under Securities and Exchange Commission (SEC) rules, if a shareholder wishes to submit a proposal for possible inclusion in the 2009 proxy statement, Dominion’s Corporate Secretary must receive it no later than the close of business December 5, 2008. Shareholders should refer to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the proxy statement. Shareholder proposals should be sent to our Corporate Secretary at Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261.

To nominate a director at the 2009 Annual Meeting, you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

1.	Your name and address;
2.	Each nominee’s name and address;
3.	A statement that you are an owner of Dominion stock entitled to vote at the meeting and you intend to appear in person or by proxy to nominate your nominee;
4.	A description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;
5.	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and
6.	The consent of the nominee to serve as a director.

If you wish to bring any other matter (other than the nomination of director) before the 2009 Annual Meeting, you must notify the Corporate Secretary in writing no later than 90 days before the anniversary of the date of this year’s Annual Meeting. The notice must be received by February 9, 2009 and must contain the following information regarding each matter:

•

A brief description of the business you wish to bring before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	Your name and address;
•	The number of shares of stock that you own; and
•	Any material interest you have in such business.

If you do not provide the proper notice by February 9, 2009, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, in accordance with SEC rules.

Dominion 2008 Notice & Proxy	3

Corporate Governance and Board Matters

The Board is charged with the responsibility of overseeing Dominion’s management, as well as the business and affairs of Dominion on behalf of Dominion’s shareholders. The Board and management also recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. Dominion’s corporate governance guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. Our corporate governance guidelines address, among other things, the composition and responsibilities of the Board, the election of directors by majority vote, stock ownership requirements and compensation of non-employee directors, management succession and review, and the recovery of performance-based compensation in the event financial results are restated due to fraud, negligence or intentional misconduct. The Compensation, Governance and Nominating (CGN) Committee regularly reviews our corporate governance guidelines and recommends modifications to the Board when appropriate and when NYSE and SEC regulations require changes.

Our corporate governance guidelines can be found in the corporate governance section on the company’s website at www.dom.com/about/governance/index.jsp. In addition to our corporate governance guidelines, other information relating to governance can be found at this same website, including:

•	Our current board of directors;
•	A description of each of our board committees (Audit, CGN, and Finance and Risk Oversight) as well as each committee’s charter and members;
•	Bylaws;
•	Code of Ethics;
•	Director independence standards;
•	Related party transaction guidelines;
•	Political contributions; and
•	How to communicate with our non-management directors.

Our Code of Ethics applies to our Board of Directors, principal executive, financial and accounting officers, and all employees. Any waivers or changes to our Code of Ethics relating to our senior executives will be posted on the governance section of our website at the address noted above.

We will provide our Code of Ethics and any of our other governance documents at no charge upon written request to our Corporate Secretary, Dominion Resources, Inc. P.O. Box 26532, Richmond, Virginia 23261.

DIRECTOR INDEPENDENCE

Under our corporate governance guidelines, our Board must be comprised of a majority of independent directors. For a director to be considered independent, a director must not be an employee of Dominion and the Board must affirmatively determine that a director has no material relationship with Dominion or any of its subsidiaries. To assist it in determining director independence, our Board has adopted a set of independence standards which meets the independence requirements of the NYSE listing standards. The full text of our independence standards may be found on our website at www.dom.com/about/governance/index.jsp.

Our independence standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with Dominion or our independent registered public accounting firm; receipt of annual compensation from Dominion exceeding $100,000 (other than director fees); and service as an executive officer at another company where an executive officer of Dominion serves on the compensation committee. Our independence standards also prohibit Audit Committee members from receiving any compensation from Dominion except in their capacity as a director or committee member or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. They also require that at least two members of the CGN Committee be considered outside directors under Section 162(m) of the Internal Revenue Code.

The Board recognizes that, in the ordinary course of business, transactions may occur between the company and its subsidiaries and companies or other entities at which some of our directors are or have been officers. The Board annually reviews commercial relationships of directors and, under our independence standards, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence:

a)	The director is an executive officer or employee, or whose immediate family member is an executive officer, of another company:
i)	that is indebted to Dominion, or to which Dominion is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company;
ii)	in which Dominion owns a common stock interest, or the other company owns a common stock interest in Dominion, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company in which the interest is owned; or
iii)	that does business with Dominion and the annual sales to, or purchases from, Dominion in any of the last three fiscal years were less than $1 million or 1% of the consolidated gross revenues of such organization.
b)	the director, or an immediate family member, has an interest in a transaction in which Dominion or one of its subsidiaries is a participant and the total transaction amount is

4	Dominion 2008 Notice & Proxy

less than $120,000 or is determined by competitive bid or a fixed rate tariff or fee schedule in conformance with governmental regulations.

In addition, our Board also annually reviews the charitable relationships of directors and, under our independence standards, charitable contributions by Dominion or the Dominion Foundation that are less than the greater of $1 million or 2% of the total annual charitable receipts of an organization on which a director, or an immediate family member, serves as an officer, director or trustee of a charitable organization are not considered to be material transactions that would impair a director’s independence.

Our Board may still determine that a director is independent even if that director has a relationship that does not meet the categorical standards relating to commercial relationships and charitable contributions described above, so long as that relationship does not violate the NYSE rules. If such determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement.

The CGN Committee evaluates all directors and director nominees under the independence standards described above, including consideration of the matters described below under Related Party Transactions, that might affect a director’s independence. Based on its review in February and March 2008, the Committee recommended to the full Board that all nominees, except Mr. Farrell, be determined independent. In considering the Committee’s recommendations, the Board determined that Mr. Farrell is not independent because he is a current Dominion employee. In determining the independence of Dr. Brown, the CGN Committee considered the following employment relationships and concluded that Dr. Brown did not have a material interest in these matters: (i) the employment of Dr. Brown’s adult, financially independent daughter by a subsidiary of Dominion; and (ii) the employment of two adult, financially independent family members of Dr. Brown by a law firm that provides services to Dominion. The CGN Committee recommended and the Board concurred that such employment relationships do not affect Dr. Brown’s independence.

The CGN Committee also assessed the employment of Dr. Simmons’ adult, financially independent son by a subsidiary of Dominion and determined that Dr. Simmons does not have a material interest in his son’s employment. The CGN Committee recommended and the Board concurred that Dr. Simmons, who did not stand for re-election in 2007, was independent during his service as director through April 2007.

The CGN Committee also reviewed the benefits provided to Mr. Davidson in accordance with his retirement agreement as CEO of Consolidated Natural Gas Company (CNG) and in connection with CNG’s merger with Dominion. The CGN Committee recommended and the Board concurred that the retirement agreement does not affect Mr. Davidson’s independence.

In evaluating the independence of all directors and director nominees, the CGN Committee reviewed all identified commercial and charitable relationships, even though such relationships are categorically excluded under our independence standards and related party transaction guidelines. None of these relationships were deemed to affect the independence of the directors or director nominees.

RELATED PARTY TRANSACTIONS

Dominion’s related party transaction guidelines were recommended by the CGN Committee and established by the Board in February 2007. These guidelines, subsequently revised in February 2008, were adopted in order to recognize the process the Board uses in identifying potential conflicts of interest arising out of financial transactions, arrangements and relations between Dominion and any related persons.

Under our guidelines, a related person is a director, executive officer, director nominee, a beneficial owner of more than 5% of Dominion’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion (and/or any of its consolidated subsidiaries) is a party and in which the related person has or will have a direct or indirect material interest.

In determining whether a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is also considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are among the factors considered in determining the significance of the information to the investors.

Our guidelines set forth certain transactions which are not considered to be related party transactions, including compensation and expense reimbursement paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, director or owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions which are less than the greater of $1 million or 2% of the charity’s annual receipts. The full text of the guidelines can be found on our website at www.dom.com/about/governance/index.jsp.

We collect information about potential related party transactions (those in which a related person may have a material interest) in our annual questionnaires completed by directors and executive officers. The Corporate Secretary and the General Counsel review the potential related party transactions and assess whether any of the identified transactions constitute a related party transaction. Any identified related party transactions are then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to ratify or approve the related party transactions identified. The CGN Committee may only approve or ratify related party transactions that are not inconsistent with the best interests of Dominion and its shareholders and are in compliance with our Code of Ethics.

Dominion 2008 Notice & Proxy	5

Corporate Governance and Board Matters

Since January 1, 2007, there have been no related party transactions involving Dominion that were required either to be approved under Dominion’s policies or reported under the SEC related party rules.

DIRECTOR NOMINATION PROCESS

The CGN Committee, which is comprised entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination by the Board. As stated in the Committee’s charter and the Board’s governance guidelines, the Committee selects candidates who represent a mix of backgrounds and experiences that the Committee believes will enhance the quality of the Board’s deliberations and decisions. These attributes may include a candidate’s character, judgment, diversity of experience, acumen and ability to act on behalf of shareholders. Business and financial experience and governmental and community service are also relevant criteria. In selecting candidates, the Committee assesses and considers the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity. The Committee also considers whether a director candidate is independent in accordance with Dominion’s independence standards. Based on its deliberations, the Committee recommends director candidates, the majority of whom are independent, to the Board for nomination.

A current member of the Board, a member of management or a shareholder may submit director nominations to the CGN Committee. The Committee considers all nominee recommendations and uses the nomination process described above in selecting nominees. This year the CGN Committee recommended the nominees presented on pages 10 and 11.

COMMITTEES AND MEETING ATTENDANCE

The Board met twelve times in 2007. Each Board member attended at least 92% of all Board and committee meetings on which he or she served. All 2007 Board nominees attended the 2007 Annual Meeting of Shareholders.

Audit Committee

The members of the Audit Committee are David A. Wollard (Chairman), George A. Davidson, Jr., Robert S. Jepson, Jr. and Margaret A. McKenna. As determined by the Board in accordance with our independence standards, these four directors are independent and are “audit committee financial experts” as defined under SEC rules. They consult with the independent and internal auditors regarding the audits of Dominion’s consolidated financial statements, the adequacy of internal controls and the independence of auditors. This committee’s report to shareholders can be found on page 12. The committee also retains the independent auditors for the next year. In 2007, this committee met ten times.

Compensation, Governance and Nominating (CGN) Committee

The members of the CGN Committee are Frank S. Royal (Chairman), John W. Harris, Robert S. Jepson, Jr., Mark J. Kington and David A. Wollard. As determined by the Board in accordance with our independence standards, these five directors are independent. This committee consults directly with their independent compensation consultant, Pearl Meyer & Partners (PM&P), and management to review and evaluate Dominion’s organizational structure and compensation prac-tices, which include both Dominion’s executive and director compensation programs. This committee also meets with PM&P, without management present, to review and discuss CEO compensation and other matters. Additional information regarding this committee, management and PM&P’s role in our executive and director compensation programs is included in Compensation Discussion and Analysis (CD&A) and Non-Employee Director Compensation. This committee is also responsible for overseeing Dominion’s governance practices, evaluating the Board’s effectiveness and reviewing the qualifications of director candidates. They make recommendations to the Board regarding all of these matters, including director nominees, and they administer certain compensation plans. The committee’s report to shareholders can be found on page 13. In 2007, this committee met eight times.

Finance and Risk Oversight Committee

The members of the Finance and Risk Oversight Committee are John W. Harris (Chairman), Peter W. Brown, Mark J. Kington and Benjamin J. Lambert, III. As determined by the Board in accordance with our independence standards, these four directors are independent. This committee oversees the company’s financial policies and objectives, reviews the company’s capital structure, considers our dividend policy and reviews the company’s financing activities. In addition, this committee oversees the company’s risk management policies and objectives and reviews its insurance coverage. In 2007, this committee met four times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The CGN Committee is comprised entirely of the five independent directors listed above and no executive officer of the company served on the compensation committee or board of any company that employed any member of the CGN Committee or Board of Directors.

6	Dominion 2008 Notice & Proxy

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers report their stock transactions to the SEC. As part of our annual review and confirmation of share ownership, Mr. Kington discovered that certain shares of Dominion common stock held in a managed Individual Retirement Account and acquired in October 2002 (prior to his election as a director of Dominion) had not been reported. A Form 5 was filed in February 2008 to correct this inadvertent omission. To the company’s knowledge, for the fiscal year ended December 31, 2007, all other Section 16(a) filing requirements applicable to its executive officers and directors were satisfied.

EXECUTIVE SESSIONS

The CGN Committee chairman leads executive sessions of the independent directors at the conclusion of each regularly scheduled Board meeting.

COMMUNICATIONS WITH DIRECTORS

Shareholders and other interested persons may communicate directly with Dominion’s non-management directors in two ways — by email or by writing to them.

Emails may be sent directly to our non-management directors at www.dom.com/about/governance/contact.jsp. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor the non-management directors’ electronic mailbox and, as appropriate, to review, sort and summarize communications or forward certain communications (such as customer complaints) to other company personnel. All emails received in the non-management directors’ electronic mailbox are treated as any emails received by Dominion. They are first isolated and scanned for viruses, malicious/disruptive code, spam/junk email, and profanity, and are forwarded only if free of these items. When appropriate, the Corporate Secretary consults with the General Counsel and Audit Committee chairman, who then determine whether to communicate further with the Audit Committee and/or the full Board. The non-management directors have access at all times to their electronic mailbox, as well as a report that tracks how communications have been handled.

Letters may be sent to the non-management directors or one or more directors by writing to the Board of Directors, c/o Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261. The same procedures described above will be followed for postal mail. Inappropriate communications (such as commercial solicitations) will not be forwarded to the Board.

NON-EMPLOYEE DIRECTOR COMPENSATION

As disclosed in our corporate governance guidelines, the CGN Committee annually reviews and assesses the compensation paid to non-employee directors, but depending on the market data and the company’s needs, the CGN Committee may recommend changes less frequently. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion’s director compensation is paid in Dominion stock. The CGN Committee works with PM&P to recommend to the full Board a compensation program that is designed to attract and retain qualified and experienced directors, considering the director compensation programs of Dominion’s peer group, which is the same peer group used for executive compensation purposes, and for large diversified companies generally. In addition, PM&P advises the Committee on trends in director compensation.

Upon completion of its annual review in 2007, the CGN Committee recommended, and the Board approved, an increase in non-employee director compensation. Beginning in April 2007, the annual cash retainer was increased from $40,000 to $60,000. In addition, the annual stock retainer of $40,000 and the annual deferred stock grant of $40,000 paid to non-employee directors elected to the board after 1995 and who are not yet age 62 were replaced with an annual stock retainer of $90,000 to be paid in Dominion stock. In addition, the meeting fee for the Finance and Risk Oversight Committee was increased from $1,500 to $2,000 so that all Board and Committee meeting fees would be $2,000 per meeting. The Audit and CGN Committee chairmen each receive an annual cash retainer of $15,000, while the Finance and Risk Oversight Committee chairman receives a $5,000 annual cash retainer. No additional changes will be made in April 2008 to non-employee director compensation.

The following tables and footnotes reflect the compensation and fees received in 2007 by our non-employee directors for their services. Messrs. Calise, Capps, Leatherwood and Simmons did not stand for re-election in 2007 and all amounts reported below for these former directors are through April 2007. Mr. Farrell does not receive any compensation for his service as a director. The share and per share amounts reported in the footnotes to the table reflect the two-for-one stock split distributed in November 2007.

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Corporate Governance and Board Matters

Non-Employee Director Compensation

Name	Fees earned or paid in cash(1)	Stock Awards(2)		All Other Compensation(3)	Total
Peter W. Brown	$93,500	$90,022		$30,163	$213,685
Ronald J. Calise	10,000	0		5,491	15,491
Thos. E. Capps	100,000	370,377	(4)	62,831	533,208
George A. Davidson, Jr.	101,500	90,022		17,298	208,820
John W. Harris	109,000	90,022		40,638	239,660
Robert S. Jepson, Jr.	122,000	90,022		21,797	233,819
Mark J. Kington	108,000	90,022		7,603	205,625
Benjamin J. Lambert, III	93,500	90,022		46,971	230,493
Richard L. Leatherwood	5,500	0		14,990	20,490
Margaret A. McKenna	106,000	90,022		5,000	201,022
Frank S. Royal	117,000	90,022		44,279	251,301
S. Dallas Simmons	5,500	0		14,953	20,453
David A. Wollard	137,000	90,022		50,968	277,990
All directors	$1,108,500	$1,180,575		$362,982	$2,652,057

(1) Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees under the Non-Employee Directors Compensation Plan. Mr. Kington and Dr. Lambert chose to receive stock in lieu of cash for a portion of their 2007 meeting fees. In the case of Mr. Capps, the amount listed represents the prorated fee paid for his services as a consultant pursuant to his agreement with Dominion approved by the Board and dated May 26, 2005.

(2) Each non-employee director who was elected in April 2007 received an annual stock retainer valued at approximately $90,000 which was equal to 1,950 shares, valued at $46.165 per share based on the split-adjusted closing price of Dominion common stock on April 26, 2007. Non-employee directors may defer all or a portion of this stock retainer. (See share ownership table for February 29, 2008 balances). A total of 17,550 shares of stock, in aggregate, were distributed to directors for their annual stock retainers.

No options have been granted to directors since 2001. The following non-employee directors had options outstanding as of December 31, 2007: Mr. Davidson (16,000), Dr. Lambert (36,000), Dr. Royal (16,000) and Mr. Wollard (36,000).

(3) All Other Compensation

Director	Dividends(a)	Tax Gross Ups(b)	Matching Gift Donations(c)	Other
Brown	$23,745	$6,418
Calise		5,491
Capps	27,027			$35,804(d)
Davidson				17,298(e)
Harris	40,526	112
Jepson	21,238	559
Kington		2,603	$5,000
Lambert	40,526	4,095	2,350
Leatherwood	9,728	5,262
McKenna			5,000
Royal	40,526	3,753
Simmons	9,728	5,225
Wollard	40,526	6,942	3,500

(a) With the exception of Mr. Capps, amounts represent dividend equivalents earned on the Directors Stock Accumulation Plan (SAP) balances. For directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under this Plan. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the Plan are paid at the same rate declared by the company for all shareholders. In the case of Mr. Capps, this amount represents dividends paid on his outstanding restricted stock through April 2007.

(b) Amounts represent tax liabilities associated with reimbursement of expenses as described below in Expense Reimbursements.

(c) Under a company-wide program, qualifying charitable contributions by directors and employees are matched up to $5,000 by the Dominion Foundation.

(d) This amount represents benefits provided for Mr. Capps under a 2005 agreement (home security system, a vehicle allowance, club fees, use of corporate plane, home computer equipment, technical support) and retirement gift. The cost of technical support is calculated based on the full weighted-cost of an employee’s time. Mr. Capps has the use of office space at no incremental cost to the company. The company reimburses Mr. Capps for nominal clerical help.

(e) This amount represents the costs of benefits arising from CNG’s merger with Dominion and in accordance with Mr. Davidson’s retirement agreement as CEO of CNG for financial planning, office space, nominal clerical help, downtown office parking space, telephone service and laptop. These benefits were deemed deferred compensation payable with respect to past services provided by Mr. Davidson to CNG as an executive and were part of an overall agreement relating to his retirement from such position. Effective January 1, 2008, the form of payment of the company’s obligation for Mr. Davidson’s benefits was changed to an annual payment of $40,000 per year, to be adjusted annually for any increase in the average consumer price index.

(4) While Mr. Capps did not receive stock awards as a director of Dominion, in 2005 as a Dominion executive he received a restricted stock award of 114,196 shares contingent upon his services as a consultant. The restricted stock award vests equally over three years with the remaining 38,066 restricted shares vesting in May 2008. The expense recognized through April 2007 in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004) Share-Based Payments (SFAS 123R) was $370,377.

8	Dominion 2008 Notice & Proxy

Expense Reimbursements

We reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting and the Annual Meeting each year, along with any taxes related to such payments as disclosed in the table above. In addition, directors and their spouses may accompany the CEO or other senior executive on corporate aircraft for both business and personal travel. The company imputes income to the director for all spousal travel and any personal travel.

Director Compensation Plans

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Our non-employee directors are paid their annual retainer and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. The plan also allows directors to defer all or a portion of their annual retainer and meeting fees into stock unit or cash accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock and cash accounts are credited monthly with interest at an annual rate established for the Fixed Rate Fund (which was 4.85% in 2007) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. In addition, this plan provides a means for the Board to receive grants of restricted stock awards and stock options. No stock options have been granted to directors since 2001.

FROZEN DIRECTORS PLANS

In order to comply with tax law changes resulting from the enactment of the American Jobs Creation Act, on December 31, 2004, the Board froze the following directors’ plans: Deferred Cash Compensation Plan, Stock Compensation Plan, and Stock Accumulation Plan (described in Footnote (a) under the All Other Compensation table to the Non-Employee Director Compensation table). These plans provided a means to compensate directors and allowed directors to defer that compensation, whether in cash or stock, until they ceased to be a director or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account or a Dominion common stock equivalent account. Under the frozen plan, interest (at the same rate as under the Non-Employee Directors Compensation Plan) or dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan and directors had the option to defer receipt of that stock.

Other Director Benefits

CHARITABLE CONTRIBUTION PROGRAM

This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Those policies have been fully funded and participating directors (currently Messrs. Harris and Wollard and Drs. Lambert and Royal) will derive no financial or tax benefits from the program, because all insurance proceeds and charitable tax deductions accrue solely to Dominion. Upon a participating director’s death, $500,000 will be paid in 10 installments to the qualifying charitable organization(s) designated by that director.

MATCHING GIFTS PROGRAM

The Dominion Foundation will match a director’s donations, on a 1-to-1 basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Foundation will match the donation on a 2-to-1 basis, up to the $5,000 maximum. This benefit is available to all Dominion employees and directors.

INSURANCE

All employees and our directors are covered by business travel accident insurance while traveling on business for Dominion or any of its subsidiaries. The policy provides 24-hour coverage while traveling on business and has a maximum benefit of $250,000 for employees and $200,000 for directors in the event of death or a percentage of the death benefit in the event of permanent bodily dismemberment. There is no incremental cost for covering the directors under this insurance policy, as the premium would remain the same even if such director coverage was removed.

Dominion 2008 Notice & Proxy	9

Item 1  — Election of Directors

In 2007, we amended our bylaws to require directors be elected by a majority of the votes cast unless the election is contested, in which case directors are elected by a plurality of the votes cast. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation promptly to the Board of Directors. Within 90 days of the certification of the election results, the Board must act on the resignation, taking into consideration any recommendation by the CGN Committee and any additional relevant information and factors. The director who tenders his or her resignation does not participate in the decisions of the CGN Committee or the Board relating to the resignation.

Presented below is information about each nominee for director. Each nominee is an incumbent director recommended by the CGN Committee and nominated by the Board. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders or when his or her successor has been elected. Because the election this year is not contested, we will be using the majority vote rule described above. Your proxy will be voted for all of the nominees unless you tell us you want to vote against a candidate or to abstain. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

PETER W. BROWN, 65, physician, Virginia Surgical Associates. He is a director of Bassett Furniture Industries, Inc. Dr. Brown received his undergraduate and medical degrees from Emory University and is a clinical associate professor of surgery at Virginia Commonwealth University Medical Center.

DIRECTOR SINCE 2002

GEORGE A. DAVIDSON, JR., 69, retired chairman of the board of directors of Dominion and former chairman and chief executive officer of Consolidated Natural Gas Company. He is a director of PNC Financial Services Group, Inc. and Goodrich Corporation. Mr. Davidson received his undergraduate degree in petroleum engineering from the University of Pittsburgh. He served in a variety of management and executive positions with CNG for 34 years and is a former chairman of the American Gas Association.

DIRECTOR SINCE 2000

THOMAS F. FARRELL, II, 53, chairman, president and chief executive officer of Dominion since April 2007. Mr. Farrell served as president and chief executive officer of Dominion from January 2006 to April 2007, and prior to that, president and chief operating officer as well as executive vice president. He is chairman of the board and chief executive officer of Virginia Electric and Power Company, a wholly-owned subsidiary of Dominion, and was chairman, president and chief executive officer of Consolidated Natural Gas Company, a former wholly-owned subsidiary of Dominion that merged into Dominion in June 2007. Mr. Farrell is a director of Altria Group, Inc. He received his undergraduate and law degrees from the University of Virginia, where he is currently a member of the Board of Visitors. He joined Dominion in 1995 after practicing law with a regional law firm and has held several executive management positions for Dominion and its subsidiaries.

DIRECTOR SINCE 2005

JOHN W. HARRIS, 60, president, Lincoln Harris, LLC, a real estate consulting firm. He is a director of Piedmont Natural Gas Company, Inc. and Mapeley Limited, a commercial real estate management and outsourcing company located in the United Kingdom. Mr. Harris received his undergraduate degree from the University of North Carolina at Chapel Hill.

DIRECTOR SINCE 1999

10	Dominion 2008 Notice & Proxy

ROBERT S. JEPSON, JR., 65, chairman and chief executive officer of Jepson Associates, Inc., a private investment firm. Mr. Jepson received his undergraduate and graduate degrees in business and commerce from the University of Richmond. He is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies.

DIRECTOR SINCE 2003

MARK J. KINGTON, 48, managing director, X-10 Capital Management, LLC and president, Kington Management Corporation, an investment firm. He is and has been the principal officer and investor in several communications firms and is a founding and managing member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia.

DIRECTOR SINCE 2005

BENJAMIN J. LAMBERT, III, 71, optometrist. He is a director of Consolidated Bank & Trust Company and SLM Corporation. Dr. Lambert received his undergraduate degree from Virginia Union University and a graduate degree from the New England College of Optometry. He was a member of the Virginia Senate from 1986 through 2007 and prior to that was a member of the House of Delegates beginning in 1978.

DIRECTOR SINCE 1994

MARGARET A. McKENNA, 62, president, The Wal-Mart Foundation and former president, Lesley University. She received her undergraduate degree from Emmanuel College and her law degree from Southern Methodist University. Ms. McKenna was a civil rights attorney with the U.S. Department of Justice and held a variety of positions with the U.S. government from 1976 to 1981, including deputy counsel in the White House and deputy under secretary of education.

DIRECTOR SINCE 2000

FRANK S. ROYAL, M.D., 68, physician. He is a director of SunTrust Banks, Inc., CSX Corporation and Smithfield Foods, Inc. Dr. Royal also served as a director of Chesapeake Corporation from 1990 to 2007. Dr. Royal received his undergraduate degree from Virginia Union University and his medical degree from Meharry Medical College.

DIRECTOR SINCE 1994

DAVID A. WOLLARD, 70, founding chairman of the board, emeritus, Exempla Healthcare. He is a director of Vectra Bank Colorado. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A.

DIRECTOR SINCE 1999

Your Board of Directors recommends that you vote FOR these nominees.

Dominion 2008 Notice & Proxy	11

The Audit Committee Report

Our Committee operates under a written charter which was most recently revised in February 2008. Our charter can be found on the company’s website at www.dom.com/about/governance/committees.jsp.

Our Committee reviews and oversees Dominion’s financial reporting process and related disclosure and internal controls. Each November, we develop the coming year’s meeting schedule and agendas, which include reviews of Dominion’s internal controls testing, disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, pre-approval of fees, and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2007, we reviewed and discussed the following with management and the independent auditors:

•	Quarterly and year-end results, financial statements and reports prior to public disclosure;
•	The activities of management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;
•	Management’s compliance with Section 404 of the Sarbanes-Oxley Act relative to documentation and internal and external auditors’ testing of internal controls;
•	New and proposed accounting standards and their potential effect on Dominion’s financial statements;
•	The status of internal audit’s staffing, qualifications and audit plans;
•	Dominion’s nuclear operations and performance; and
•	Dominion’s compliance program for employees.

Our Committee conducts pre-meeting sessions to review with management a single topic in more detail. The topics are chosen as part of a November planning process. In 2007, sessions focused on: regional transmission organizations and their impact on Dominion, a review of emerging accounting issues, including the convergence of United States and international accounting standards, an overview of Dominion’s information technology risk management program, and an overview of regulatory accounting and the ratemaking process.

Throughout 2007, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s internal controls and the overall quality of Dominion’s financial reporting. At three of the Committee’s meetings, we also met with the internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended by Auditing Standards 89 and 90), this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the NYSE governance standards regarding internal quality control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2007 Consolidated Financial Statements

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Independent Auditors for 2008

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2008 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm, independent of us, as Dominion’s independent auditors for 2008, and in accordance with our pre-approval policy, approved the fees for the services presented to us. We determined that the non-audit related services proposed to us do not impair Deloitte & Touche’s independence, and that it is more economical and efficient to use them for the proposed services. Permission for any other specific non-audit related services will require prior approval by our Committee or its chairman. When appropriate, Dominion seeks competitive bids for non-audit related services.

David A. Wollard, Chairman

George A. Davidson, Jr.

Robert S. Jepson, Jr.

Margaret A. McKenna

February 26, 2008

12	Dominion 2008 Notice & Proxy

Item 2 — Auditors

Fees and Pre-Approval Policy

The Audit Committee has a pre-approval policy for Deloitte & Touche’s services and fees. Each year the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. At its December 2007 meeting, the Committee approved the schedule of services and fees for 2008 and subsequently pre-approved additional audits related to two subsidiaries held for sale at its January 2008 meeting. As provided by Dominion’s pre-approval policy, any changes to the schedule may be approved by the Committee chairman, and reported to the full Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2007 and 2006.

Type of Fees (millions)	2007	2006
Audit fees	$7.34	$6.71
Audit-related fees	4.01	0.71
Tax fees	0.02	0.08
All other fees	—	—
	$11.37	$7.50

Audit Fees. These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees. These amounts are for tax compliance services, tax consulting services, and related costs.

Other Information About the Auditors

Representatives of Deloitte & Touche will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

ITEM 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has retained Deloitte & Touche LLP, an independent registered public accounting firm, as Dominion’s independent auditors for 2008. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice.

Your Board of Directors recommends that you vote FOR ratification of the Committee’s action.

Compensation, Governance and Nominating Committee Report

In preparation for filing this proxy statement, the Compensation, Governance and Nominating Committee reviewed management’s Compensation Discussion and Analysis (CD&A) that describes in more detail our Committee’s process and decisions with regard to Dominion’s executive compensation programs. During our review of the CD&A, we discussed the content of the CD&A with management. We subsequently recommended to the Board of Directors that, based on our review and discussion, the CD&A be included in this proxy statement and incorporated by reference in Dominion’s Annual Report on Form 10-K.

Frank S. Royal, Chairman

John W. Harris

Robert S. Jepson, Jr.

Mark J. Kington

David A. Wollard

March 27, 2008

Dominion 2008 Notice & Proxy	13

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION PHILOSOPHY — THE OBJECTIVES OF OUR PROGRAM

Dominion’s executive compensation program is designed to attract, motivate and retain a superior management team, while ensuring that annual and long-term incentive programs and benefits align management’s financial success with that of our shareholders. Dominion’s Board of Directors (through the oversight of its Compensation, Governance and Nominating (CGN) Committee) believes in providing competitive compensation and benefits to our officers, while putting a substantial portion of our senior executives’ overall compensation at risk based on their performance as compared to short and long-term goals. Therefore, actual performance measured in comparison to targets will establish how competitive actual compensation will be for any given year.

OUR PROCESS

Each year, the CGN Committee conducts a comprehensive assessment and analysis of our executive compensation program, with input from management and our consultant as described in Management’s Role in Our Process and The Independent Consultant’s Role in Our Process. The CGN Committee’s review process includes, but is not limited to, the following steps:

•	Approving our peer group of companies and benchmarking our stock and financial performance against these peers;
•

Reviewing the performance of the CEO and other senior officers, including the CEO’s assessment of the performance of other key officers, and considers other relevant factors such as retention or market competitiveness concerns;

•	Meeting with our CEO to review succession plans for his position and for his senior officers;
•	Reviewing the current annual compensation of senior management and long-term compensation grants made over the past several years;
•	Considering and discussing the appropriate performance metrics and attributes of annual and long-term programs for the next year;
•	Considering the entirety of our compensation program and periodically reviewing specific benefits and perquisites;
•	Benchmarking the components of base pay, total annual cash incentive pay, long-term pay and total direct compensation for individual officers against appropriate market survey data;
•

For our top officers, if specific compensation information is available for their comparable positions at a number of our peer companies, using a blend of both survey data and peer compensation data for benchmarking their position;

•	Reviewing the compensation practices of our peer companies, including their practices with respect to equity and other grants, benefits and perquisites;
•	Reviewing the ratio of our CEO’s salary and total direct compensation compared to certain other Dominion officers; and
•	Reviewing management’s stock ownership and our policies regarding stock ownership.

Factors in Setting Compensation

While we benchmark and compare general compensation levels relative to Dominion’s peer group of companies and general market survey data for each position, we administer our program to meet the needs and requirements of Dominion rather than only matching pre-set market levels for each component of compensation. We take into consideration several factors in setting compensation, including:

•	an officer’s experience and job performance;
•	the scope of responsibility for a position, including any differences from peer company positions or market survey benchmarks;
•	the relative importance of a particular position to Dominion’s strategy and success, and comparability to other executive positions at Dominion;
•	retention and market competitive concerns; and
•	the officer’s role in any succession plan for other key positions.

Other factors may be considered. For example, when officers in different business units share similar job responsibilities, we consider their compensation both (i) as a group by discipline and (ii) within their own individual business unit based on the revenue scope, competitiveness and strategic fit of that unit. Rotational assignments may also be a factor. When an officer is put in a position for a leadership development or professional development reason, the compensation for that officer will not necessarily be tied to the rotational position’s market information, but based on the overall career path for the officer.

CEO Compensation Relative to Other Named Executive Officers

Mr. Farrell participates in the same compensation programs and receives compensation based on the same philosophy and factors as other named executive officers. Application of the same philosophy and factors to Mr. Farrell’s position results in overall CEO compensation that is significantly higher than the compensation of the other named executive officers. His compensation is commensurate with the market competitive data for his position, his greater responsibilities and decision-making authority, broader scope of duties that encompass the entirety of the company (as compared to the other named executive officers who are responsible for significant but distinct areas within the company) and his overall responsibility for the corporate strategy and the role of chief representative to shareholders, investors, regulators and the media.

We consider CEO compensation trends versus the next highest paid officer and top officers as a group over a multi-year period to monitor the ratio of Mr. Farrell’s pay relative to the pay of his senior officers based on (i) salary only and (ii) total direct compensation, including annual and long-term incentive pay. We compare our ratios to that of our peers to confirm our ratios are not out of line with practices at our peer

14	Dominion 2008 Notice & Proxy

companies. There is no particular ratio or goal, but instead the CGN Committee considers year-to-year trends and comparisons with our peers. The CGN Committee did not make any adjustments to the compensation of any named executive officers based on this review.

Management’s Role in Our Process

Management has the following involvement with the executive compensation process:

•

Dominion’s financial planning group identifies companies for inclusion in the peer group based on our industry and the companies used by Dominion analysts and external analysts for comparison purposes. Dominion’s Chief Financial Officer (CFO) and the CGN Committee’s independent compensation consultant review and comment on the proposed group before it is submitted to the CGN Committee for approval.

•	Dominion’s CFO and CEO are both involved in establishing and recommending to the CGN Committee financial goals for the incentive programs based on management’s internal goals and strategic plans.
•

The CEO reviews market data, peer data and other information provided by Dominion’s executive compensation department and considers the reports submitted to the CGN Committee by its independent compensation consultant regarding salaries, annual and long-term incentive targets for all officers other than himself, and reviews plan amendments and design before recommendations are made to the CGN Committee.

•

The CEO reviews and makes recommendations for all officers after considering and discussing with the CGN Committee the relevant factors used in setting each officer’s compensation, but he does not make any recommendations or review proposals with regard to his own compensation; the CGN Committee has the exclusive authority to approve compensation for the company’s senior executives other than the CEO. The CGN Committee makes recommendations to the independent members of the Board of Directors, who have final approval of CEO compensation.

•

The CEO makes recommendations to the CGN Committee regarding the timing and frequency of our long-term programs, special arrangements to address specific retention concerns, and the elimination or modification of certain benefits.

•

The Governance Department coordinates data requests and the preparation of CGN Committee meeting presentations and mailing materials with the independent compensation consultant, and as otherwise directed by the chairman of the CGN Committee.

The Independent Consultant’s Role in Our Process

The CGN Committee has retained Pearl Meyer & Partners (PM&P) as its independent compensation consultant. Our PM&P consultant participates in CGN Committee meetings as requested by the Chairman of the Committee, either in person or by teleconference. When discussing CEO compensation or as otherwise requested, our consultant meets with the CGN Committee members in executive session without management present. The nature and scope of our PM&P consultant’s assignment are as follows:

•

To perform a detailed review of the base salary, bonus potential and value of long-term incentives and total direct compensation for each of our senior officers as compared to the appropriate comparable positions at our peer companies, and as compared to survey data for comparable positions at similarly sized companies, and to provide a full report to the CGN Committee on her findings;

•	To participate in the selection of our peer companies, providing independent advice to the CGN Committee on the appropriateness of our peer group and the process used to select such peer group;
•

To participate in CGN Committee executive sessions without management present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance;

•

To generally review and offer advice to the CGN Committee regarding other aspects of our executive compensation program, including special projects, plan design, best practices and other matters as requested by or on behalf of the CGN Committee; and

•	To provide analysis and recommendations for the CGN Committee’s consideration regarding compensation for our non-employee directors.

PM&P has been instructed not to, and does not, provide any other services to Dominion outside of this advice and counsel to the CGN Committee on executive and director compensation matters.

How We Use Survey Data

We use both broad-based survey data and surveys that have job-specific market data whenever possible to benchmark the components of base pay, annual incentive pay, long-term pay and total compensation. We benchmark each officer’s position against one or more appropriate job matches from the surveys, based on primary job responsibilities and the scope of the position, which is typically based on revenue or asset size, and in some circumstances, on number of employees.

We purchase broad-based surveys from several vendors, including Mercer HR Consulting, Hewitt, Towers Perrin and other organizations. We also purchase industry specific surveys whenever possible, including surveys provided by the American Gas Association, ECI Oil & Gas, ORC Natural Gas, Towers Energy, Mercer Energy, and Mercer Energy 27. This mix of surveys reflects the fact that we compete for talent not only in our own market, but also nationally across industries.

Due to the broad participation in these surveys, we review overall surveys without considering which specific companies may participate in each survey. Similarly, we do not benchmark our financial performance against any of the survey population, nor do we analyze compensation practices of individual companies participating in the surveys. We consider our peer companies to be more relevant and we do benchmark

Dominion 2008 Notice & Proxy	15

Compensation Discussion and Analysis

our financial performance against our peer companies as part of our annual compensation setting process, as described above under Our Process and below under The Peer Group and Peer Group Comparisons.

The Peer Group and Peer Group Comparisons

Dominion uses peer company data to: (i) compare Dominion’s stock and financial performance against its peers using a number of different metrics and time periods; (ii) analyze compensation practices within our industry; (iii) benchmark base pay, annual incentive pay, long-term pay and total direct compensation; and (iv) benchmark other benefits such as our Employment Continuity Agreements and the use of long-term equity incentives.

Dominion’s peer group is generally consistent from year to year, with merger and acquisition activity being the primary reason for any changes. The 2007 peer group consisted of a diversified group of 13 energy companies and is the same peer group used for compensation setting purposes in 2006 with the addition of Constellation Energy Group, Inc. and Public Service Enterprise Group:

American Electric Power Company, Inc.	Nisource, Inc.
Constellation Energy Group, Inc.	PPL Corporation
Duke Energy Corporation	Progress Energy, Inc.
Entergy Corporation	Public Service Enterprise Group
Exelon Corporation	Southern Company
FirstEnergy Corporation	TXU Corp.
FPL Group, Inc.

For Mr. Radtke, former CEO of our Exploration & Production (E&P) business unit, we used a separate group of peer companies for 2007:

Anadarko Petroleum Corporation	EOG Resources Inc.
Apache Corporation	Pioneer Natural Resources Company
Chesapeake Energy Corporation	XTO Energy Inc.
Devon Energy Corporation

Because of unusually high compensation practices, the E&P peer group company XTO Energy, Inc. was not used for compensation setting purposes. Due to the divestiture of a substantial portion of our E&P assets in 2007, Dominion will no longer reference a separate E&P peer group.

ELEMENTS OF DOMINION’S COMPENSATION PROGRAM

Our executive compensation program consists of three basic components:

•	Base Salary
•	Annual Incentives
•	Long-Term Incentives

Base salary compensates our officers, along with the rest of our workforce, for committing significant time to working on Dominion’s behalf. Annual salary increase reviews achieve two primary purposes: (i) an annual adjustment to keep salaries in line and competitive with the market and to reflect changes in responsibility, including promotions; and (ii) a motivational tool to acknowledge and reward excellent individual performance, special skills, experience and other relevant considerations.

While the base salary component of our program generally is targeted at or slightly above market median, our primary goal is to compensate our executives at a level that best achieves our compensation philosophy, whether or not this results in actual pay for some positions that may be higher or lower than our stated target. We find that proxy and survey results for particular positions can vary greatly from year to year, so we consider market trends for certain positions over a period of years rather than a one-year period in setting compensation for such positions.

Our incentive programs are designed to compensate our officers for the achievement of pre-set performance criteria and align their interests with those of our shareholders through equity grants. The incentive-based components of our executive compensation program include an annual incentive program and a long-term incentive program made up of performance-based cash or stock grants tied to the achievement of specific performance criteria. For our CEO, just over 50% of his 2007 targeted compensation (annual and long-term) is at risk and is dependent on the achievement of performance goals. For the other named executive officers, 2007 targeted compensation at risk ranges from 48% to 54%, and for a typical vice president, the percentage of targeted compensation at risk for 2007 is approximately 37%. This compares to an average of approximately 13% of total pay at risk for non-officer employees. This structure ensures that officers will have compensation that could be significantly lower than market median if performance goals are not achieved, depending on the extent that goals are missed. If performance goals are exceeded, officers will receive compensation that is closer to or even exceeding the market 75th percentile, depending on the extent that goals are exceeded and each particular officer’s compensation position relative to the market.

Additionally, a substantial portion of each officer’s total direct compensation is tied to the performance of Dominion’s stock through long-term restricted stock grants, ranging from 17% of targeted total compensation for a typical vice president up to 36% for Mr. Farrell. For Mr. Farrell, this means that almost 90% of his total direct compensation is stock-based or has a performance component.

Generally, the 2007 annual incentive program and long-term performance-based awards were designed to allow the CGN Committee to use negative discretion for senior executive officers for certain goals, as identified in each program’s description. The Committee does not expect to provide for such negative discretion for the 2008 programs, as all participants will have the same goals. While our programs are not otherwise designed to provide for the use of discretion with respect to payouts to senior executive officers, the CGN Committee always has the ultimate authority to apply discretion for any of the company’s performance grants if it deems the use of such discretion appropriate under the

16	Dominion 2008 Notice & Proxy

circumstances of such program, and taking into account any tax or accounting implications of the application of such discretion. Unanticipated events such as significant regulatory changes, acts of nature, mergers, acquisitions or divestitures and other significant, unanticipated events are typically the type of circumstances that may warrant such discretion. Also, business unit goals may be adjusted to reflect intra-company adjustments that do not ultimately have an impact on company earnings or performance overall.

The Board may seek to recover performance-based compensation paid to officers who are found to be personally responsible for fraud, negligence or intentional misconduct that causes a restatement of financial results filed with the SEC.

Base Salary

For 2007 base compensation, all officers received a base salary adjustment of at least 4%. Certain officers received salary adjustments in excess of 4% for one of the following reasons: (i) increase or other change in job responsibility; (ii) market-based reasons; or (iii) based on one or more of the factors in setting compensation described above in Factors in Setting Compensation.

CEO Base Salary. Mr. Farrell received a 10% increase in base salary in 2007. This increase moved his base salary closer to the median for his peers. When Mr. Farrell was promoted to the position of President and Chief Executive Officer in January 2006, the CGN Committee determined it would raise his base salary to market median over the course of a few years, based on his achievements and performance in office. The CGN Committee also considered Mr. Farrell’s performance and the complexity of his job in approving his 2007 increase.

Base Salaries for Other Named Executive Officers. The other named executives’ salaries increased in 2007 by the following amounts: Mr. Chewning – 7.0%; Mr. Radtke – 7.0%; Mr. McGettrick – 8.0%; and Mr. Johnson – 7.0%. For these officers, in addition to the market benchmarks for compensation for their positions, individual performance and scope and complexity of their positions relative to other positions at the company were considerations in setting 2007 compensation, including salaries. For Mr. McGettrick, we considered the increasing size, complexity and competitiveness of the business unit for which he is responsible.

The Annual Incentive Program

OVERVIEW

Our annual incentive program continues to play a critical role in our compensation practices and our philosophy of aligning the interests of our officers with those of Dominion’s shareholders while rewarding performance. Our annual incentive program is a cash-based program focused on short-term goal accomplishments. All non-union employees scheduled to work 1,000 hours or more in a calendar year and union employees covered under collective bargaining agreements that provide for participation in the company’s incentive plan are eligible for annual incentive bonus payments.

The annual incentive program is designed to:

•	Tie interests of shareholders and employees closely together;
•	Focus our workforce on company, operating group, team and/or individual goals that ultimately influence financial results;
•	Reward corporate and operating group earnings performance;
•	Reward operational, stewardship, and Six Sigma cost savings success;
•	Emphasize teamwork by focusing on common goals; and
•	Provide a competitive total compensation opportunity.

TARGET AWARDS

Target bonus awards are determined as a percentage of an executive’s annualized base salary as of December 31 for the plan year (for example, 45% of base salary). The target award is the amount of cash that will be paid if an executive achieves a score of 100% for the goals established at the beginning of the year, and the plan is funded at the threshold funding target set for the year. The target bonus awards under the Annual Incentive Plan established each year are generally designed so that the executive’s total cash compensation for the year will be at or slightly above market median if the plan goals are achieved or exceeded. If the goals are not achieved, the executive’s total cash compensation may be significantly lower than market median, depending on the extent to which goals are not achieved.

For our 2007 Annual Incentive Plan (the 2007 AIP), Mr. Farrell’s annual incentive target was 120% of his base salary, consistent with our intent to have a significant portion of his compensation at risk. His annual incentive plan target was increased from 110% to 120% of his base salary for 2007 in an effort to move his targeted total cash compensation closer to market median. The 2007 AIP targets for the other named executive officers as a percentage of base salary were: Mr. Chewning – 95%; Mr. Radtke – 95%; Mr. McGettrick – 95%; Mr. Johnson – 85%.

FUNDING OF THE 2007 AIP

Funding of the 2007 AIP was based solely on consolidated operating earnings for officers. Consolidated operating earnings are our reported earnings determined in accordance with generally accepted accounting principles (GAAP), adjusted for certain items. For non-officers, 25% funding was guaranteed, with 75% of the funding based on consolidated operating earnings. This created the potential for incentive payouts for non-officers even if the company did not reach its consolidated operating earnings threshold so as to reward employees for operational excellence during the year.

The consolidated operating earnings goal is designed to drive employee behavior and performance to achieve management’s consolidated operating earnings goals for the company for that fiscal year. The goal is designed to ensure that shareholders are receiving an appropriate return on their investment in Dominion.

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Compensation Discussion and Analysis

At the beginning of 2007, due to the uncertainty of 2007 earnings as a result of the pending E&P divestitures, we set different funding goals for officers potentially subject to the deduction limits imposed by Internal Revenue Code Section 162(m) than the goals set for other officers and employees. For the named executive officers, 2007 consolidated operating earnings of $1,198 million would achieve full funding of the 2007 AIP, with funding increased by three percent for every $4.4 million in consolidated operating earnings achieved above the full funding target, up to a maximum funding level of 200%.

For other officers and employees, the 2007 AIP had a full funding target of $1,626 million in consolidated operating earnings, with a maximum of 200% funding based on a formula that provides equal sharing of consolidated operating earnings between plan participants and shareholders up to the maximum plan funding. Full funding means that the plan is 100% funded, and participants can receive their full targeted AIP payout if they achieve 100% score for their particular goal package, as described below under How We Determine AIP Payout Scores. At the maximum plan funding level of 200%, participants can earn up to two times their targeted AIP payout.

Dominion reported consolidated operating earnings of $1,678 million for 2007 as compared to reported earnings in accordance with GAAP of $2,539 million. This level of earnings resulted in each of the named executive officers earning 200% funding and other officers and employees earning 182% funding. However, the CGN Committee exercised negative discretion and approved 182% funding for the named executive officers, consistent with the funding level approved for all other plan participants.

HOW WE DETERMINE AIP PAYOUT SCORES

Each officer other than the named executive officers must meet certain payout goals, including a consolidated operating earnings goal that is the same as the AIP funding goal described above, business unit financial goals, operating and stewardship goals, and Six Sigma goals, in order to earn all or a portion of their funded AIP payout. The percentage achievement of the payout goals determines how much of an officer’s funded payout will be earned, up to 100%.

Business unit financial goals are set based on the levels necessary to achieve the consolidated earnings goal for Dominion. Breaking the consolidated goal into smaller goals for each business unit provides line-of-sight goals for officers and employees, and facilitates financial and business planning.

The business unit operating and stewardship goals are designed to provide line-of-sight goals that may not be financial and that can be customized for the business unit or individual. Goals such as safety, outage targets for power plants, and capital spending goals are some examples. The accomplishment of these goals often supports the business unit financial goals or focuses on other key areas such as safety and customer service. The most common operating and steward-

ship goals have objectives in the following areas: safety; reliability; expenditures and production; forced outages; and service level requirements.

Six Sigma goals support the company’s mission to continue to use a Six Sigma business process improvement program. Our Six Sigma program uses data and statistical analysis to measure and improve company operational performance, practices and systems. Six Sigma projects are designed to increase productivity, reduce costs and enhance customer service. Six Sigma targets are based on the positive financial impact of projects utilizing these Six Sigma goals and methodology.

Each executive’s goals are weighted according to his or her responsibilities. The overall goal score cannot exceed 100%. The goal weightings for bonuses under the 2007 AIP are as follows:

	Consolidated Financial Goal	Business Unit Financial Goals	Operating/ Stewardship	Six Sigma
CEO/CFO	90%	—	—	10%
Other Officers	25%	50%	15%	10%

For the named executive officers, bonuses were based solely on the consolidated earnings goal, with the CGN Committee having discretion to reduce final payouts to the extent appropriate based on any goal accomplishment that was less than 100% for the corporate-wide Six Sigma goal and for Messrs. Johnson, McGettrick and Radtke, any goal accomplishment that was less than 100% for their business unit financials goals or their own personal operating and stewardship goals. Therefore, at 182% funding, each named executive officer is entitled to an AIP payout of 182% of his or her target award. For the named executive officers, the goal percentages set forth above serve only as guidelines for the CGN Committee to consider in exercising negative discretion to lower the AIP payout for these officers if deemed appropriate. Negative discretion can be exercised based on several factors. To promote consistency among the named executive officers and other officers, the CGN Committee in 2007 specifically considered, for the CEO and CFO, the level of achievement of the corporate Six Sigma goal, and for the other named executive officers, the achievement of the business unit financial, operating and stewardship, and Six Sigma goals, up to the percentages indicated for each goal. The Committee exercised negative discretion for Mr. McGettrick based on these goals, as described in 2007 AIP Payouts below.

2007 AIP PAYOUTS

The formula for calculating an award is:

Base Salary x Target Award Percentage x Funding Percentage x Total Payout Score Percentage (with CGN Committee negative discretion adjustment if any) = Actual Award

As an example, the payout for an officer with a base salary of $200,000, an annual incentive target of 45% and a 2007 total payout score of 95% due to an operating and stewardship

18	Dominion 2008 Notice & Proxy

goal shortfall would be determined as follows, based on the approved 182% level of funding:

$200,000 (salary) x 45% (target award) x 182% (level of funding) x 95% (total payout score) = $155,610 payout.

The consolidated operating earnings goals and goal achievement are described above in Funding of the 2007 AIP. The business unit financial goals and performance of such goals were as follows:

Company	Threshold (Net Income)	100% Payout (Net Income)	2007 (Net Income)	2007% Accomplishment
(million/$)
Dominion Delivery	$383	$395	$415	100%
Dominion Energy*	286	354	387	100%
Dominion E&P	636	N/A	N/A	100%
Dominion Generation	678	703	756	100%

* None of the named executive officers had this goal.

The company’s service organization, Dominion Resources Services, Inc. has a financial goal based on its level of expenses. In 2007, the CGN Committee exercised discretion and scored officers and employees in Dominion Resources Services, Inc. as having achieved 100% of their expense goal because items causing added expense were accounted for elsewhere in corporate results. None of the named executive officers was affected by such discretion.

The Six Sigma goal for 2007 had a 10% weighting made up of two parts, with 5% tied to financial and improvement targets established for each business unit and 5% tied to a Dominion-wide savings goal of at least $85 million. Achievement of the business unit goals contributed to the overall $85 million financial target. If the positive financial impact was $120 million or more, a 4% credit was granted that could be applied to offset any shortfall in operating and stewardship goals other than goals based on safety and regulatory compliance. Each business unit other than E&P achieved its individual goals. The Six Sigma positive financial impact exceeded $120 million, resulting in all employees earning the 4% extra credit, which was applied to offset any operating and stewardship goal shortfalls other than goals based on safety and regulatory compliance.

All E&P employees, including Mr. Radtke, who remained employed in 2007 following the divestiture of a substantial portion of the company’s E&P assets received 100% goal achievement credit for goals impacted negatively by the divestiture. Therefore, the CGN Committee did not exercise negative discretion to lower Mr. Radtke’s payout score even though the Dominion E&P goals were not met.

Each business unit scores its own operating and stewardship goals and Mr. Farrell reviews the scores for each officer. The general categories of operating and stewardship goals in 2007 for the named executive officers other than Mr. Farrell and Mr. Chewning were as follows: safety, emergency response, response to power outages, environmental, legal and regulatory compliance, system reliability, costs and expenditures, supplier diversity, and risk management.

Based on a missed safety goal in the Generation business unit, the CGN Committee exercised negative discretion and lowered Mr. McGettrick’s payout score to 96.3%. The other named executive officers were paid out based on a 100% payout score.

Amounts earned under the 2007 AIP by named executive officers are set forth below and are also reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

Name	Base Salary		Target Award %		Funding %		Total Payout Score %		2007 AIP Payout
Thomas F. Farrell, II	$1,100,000	x	120%	x	182%	x	100%	=	$2,402,400
Thomas N. Chewning	$642,000	x	95%	x	182%	x	100%	=	$1,110,018
Duane C. Radtke	$615,300	x	95%	x	182%	x	100%	=	$1,063,854
Mark F. McGettrick	$567,000	x	95%	x	182%	x	96.3%	=	$944,070
Jay L. Johnson	$467,100	x	85%	x	182%	x	100%	=	$722,604

The Long-Term Incentive Program

Our long-term incentive program focuses on longer-term goals and retention, with annual grants typically made at the beginning of the second quarter of the year. We do not time the grant dates based on any release of material information or expectations of stock price changes. Newly-promoted officers receive pro-rated grants for the current year’s program.

Fifty percent of our long-term program is in the form of restricted stock grants. The other 50% of the program is in the form of either cash-based performance grants or, for officers who have not achieved at least 50% of their stock ownership requirements, goal-based stock. Dominion has not issued any stock options to employees since 2002.

Although the CGN Committee reviews prior grants to the CEO before approving new long-term grants, the determination of the appropriate grant for the CEO in any given year is based on the results of the process we described above for our executive compensation program. The fact that an executive received long-term incentive awards over the course of his or her career is not a significant factor in determining the executive’s entitlement to appropriate long-term incentive awards in the current year, although the CGN Committee does consider prior awards. Similarly, if a newer executive does not have prior grants outstanding due to his or her short tenure, we do not increase the compensation paid to such executive due to a lack of outstanding grants from prior years.

2007 RESTRICTED STOCK GRANTS

Restricted stock grants serve as a retention tool and align the interests of officers with the interests of our shareholders. All officers received a restricted stock grant on April 3, 2007 based on a stated dollar value. The number of shares awarded was determined by dividing the stated dollar value by the closing price of Dominion’s common stock on April 2, 2007. For officers other than E&P officers (including Mr. Radtke), the grants have a three-year vesting term, with cliff vesting at the end of the restricted period on April 3, 2010. Because of the proposed divestiture of E&P assets, E&P officers, including

Dominion 2008 Notice & Proxy	19

Compensation Discussion and Analysis

Mr. Radtke, received a restricted stock grant that was one- third the size that such officers would normally receive and the grants had a one-year vesting term. Upon vesting, all officers are expected to hold any vested shares, net of shares used to cover taxes.

The fair value of each named executive officer’s 2007 restricted stock grant is disclosed in the Grants of Plan-Based Awards table.

2007 PERFORMANCE GRANTS

All officers received performance grants on April 3, 2007. For officers who had achieved at least 50% of their targeted share ownership, the performance grants were for a stated target dollar amount. The CGN Committee believes cash-based performance grants are appropriate because of: (i) the significant ownership of stock by many executives and the high rate of compliance with our share ownership guidelines; (ii) the belief that a cash-based program will increase the motivation of officers to achieve the goals included in the long-term incentive plan, as the rewards from the plan will be more immediate; and (iii) the fact that our officers typically hold net shares from vesting restricted stock grants until retirement.

Officers who have not achieved at least 50% of targeted share ownership received goal-based stock grants based on a stated dollar value. The number of shares awarded was determined by dividing the stated dollar value by the fair market value of Dominion’s common stock on April 2, 2007. All officers are expected to hold any vested shares, net of shares used to cover taxes.

The 2007 performance grants for officers other than E&P officers, including Mr. Radtke, are denominated as a target award, with actual payout equal to 0-200% of the target based on the company’s performance against two metrics:

•

Total Shareholder Return (TSR) for the two year period ended December 31, 2008 relative to the TSR of a group of industry peers selected by the CGN Committee. TSR is the difference between the value of a share of common stock at the beginning and end of the performance period, plus dividends paid as if reinvested in stock. The TSR metric was selected to focus our management team on considering long-term shareholder value when developing and implementing their strategic plans and in turn, rewards management based on the achievement of total returns for our shareholders for defined periods of time as measured against our peer companies.

The Peer Group for this grant is the same as the Peer Group used for 2007 compensation setting for non-E&P officers, with the exception of TXU Corp. TXU Corp. which was part of our peer group for 2007 compensation-setting purposes, was excluded as a peer company for the 2007 long-term awards because it announced its plans to become privately-held in 2007.

•

Return on Invested Capital (ROIC) for the two-year period ended December 31, 2008. ROIC reflects the company’s total return divided by average invested capital for the performance period. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges, plus preferred dividends. The ROIC metric was selected to reward the achievement of expected levels of return on the company’s investments, with upside for returns exceeding those expectations. Having a ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and control of costs.

The grants are 100% performance-based with payouts ranging from 0-200%.

The performance period commenced on January 1, 2007 and will end on December 31, 2008. Each metric is equally weighted such that TSR performance shall determine 50% of the target amount and ROIC performance will determine the other 50% of the target amount.

Payouts for all officers, including officers who retire before the end of the performance period (who receive a pro-rata payout amount), will be made in February 2009.

The TSR Goal. The portion of the grant tied to the TSR goal will be paid out based on the following table:

Relative TSR Performance	Percentage Payout of TSR Percentage*
Top Quartile – 75 % to 100%	150% – 200%
2nd Quartile – 50% to 74.9%	100% – 149.9%
3rd Quartile – 25% to 49.9%	50% – 99.9%
4th Quartile – below 25%	0%

*TSR weighting is interpolated between the top and bottom of the percentages for that quartile. A minimum payment of 25% of the TSR percentage will be made if the TSR performance is at least 10% on a compounded annual basis for the performance period, regardless of relative performance.

The ROIC Goal. For the 2007 performance grants made to officers and employees (other than our Section 16 officers which includes our named executive officers), the CGN Committee approved the following ROIC goals, as modified in 2008 to reflect the 2007 budget as adjusted for E&P divestitures and for the approved 2008 budget. The ROIC targets and corresponding payout scores are as follows:

ROIC Performance	Percentage Payout of ROIC Percentage*
8.5% or greater	200%
8.3% – 8.49%	150% – 199.9%
8.1% – 8.29%	100% – 149.9%
7.9% – 8.09%	50% – 99.9%
Below 7.9%	0%

*ROIC weighting is interpolated between the top and bottom of the percentages for that quartile

Because of the uncertainty with pending E&P divestitures in 2007, the named executive officers other than Mr. Radtke and other Section 16 officers were given awards with ROIC percentages based on a 2007 budget that excluded any assumed earnings from the E&P business unit. In order to

20	Dominion 2008 Notice & Proxy

preserve the company’s ability to deduct performance-based compensation paid to officers potentially subject to the deduction limits imposed by Internal Revenue Code Section 162(m), the CGN Committee does not have the discretion to modify the ROIC goals for Section 16 officers based on budget adjustments for E&P divestitures, the approved 2008 budget or other factors.

Although the CGN Committee does not have the discretion to modify the ROIC goals for the named executive officers, it may exercise negative discretion to lower their payout amounts to be consistent with the payout for other officers.

The ROIC portion of the 2007 grants for named executive officers (other than Mr. Radtke) is based on the following table:

ROIC Performance	Percentage Payout of ROIC Percentage*
5.9% or greater	200%
5.7% – 5.89%	150% – 199.9%
5.5% – 5.69%	100% – 149.9%
5.3% – 5.49%	50% – 99.9%
Below 5.3%	0%

*ROIC weighting is interpolated between the top and bottom of the percentages for that quartile

Upon completion of the performance period, the CGN Committee will determine the extent to which the perfor-mance criteria have been met. Payment will be made (or in the case of goal-based stock awards, shares will be issued) on or before March 15, 2009. Possible payouts for the named executive officers are set forth in the Grants of Plan-Based Awards table.

Because of the proposed divestiture of E&P assets, the 2007 performance grant for E&P officers, including Mr. Radtke, had a one-year performance period rather than a two-year period, with a grant date value of 50% of what would have typically been awarded and the performance criteria tied to the payout goals established for the E&P business segment under the 2007 AIP.

VESTING TERMS FOR THE 2007 RESTRICTED STOCK GRANTS AND PERFORMANCE GRANTS

The grants are forfeited in their entirety if an officer voluntarily terminates his or her employment or is terminated with cause before the vesting date. The grants have pro-rated vesting for termination without cause, retirement, death or disability, rewarding the officers or their estate only for the period of time they provided services to Dominion. In the case of retirement, pro-rated vesting will not occur unless the CEO determines the officer’s retirement is not detrimental to the company. For the performance grants, the payout is based on actual goal performance at the end of the performance cycle.

In the event of a change in control of Dominion, the restricted shares have pro-rated vesting up to the change in control date, rewarding officers only for prior service. If the officers subsequently are terminated, or constructively termi-

nated, any remaining unvested shares will vest as of the termination date. (See also Potential Payments Upon Termination or Change in Control on page 34.) We consider this to be a modified double trigger. For the cash performance grants, because any goals will likely be materially changed as a result of any change in control, payout of these grants will accelerate and will be equal to the greater of the target grant amount or the payout that would be made based on the assumptions used for goal performance in the company’s financial statements as of the day before the change in control occurred.

PAYOUT UNDER 2006 PERFORMANCE GRANTS

In February 2008, payouts were made to officers who received 2006 performance grants, including the named executive officers. Like the 2007 performance grants, the 2006 performance grants were based on two evenly-weighted goals: Total Shareholder Return relative to a peer group of companies (the TSR goal) and Return on Invested Capital (the ROIC goal).

The TSR goal performance payout was based on the same scale set forth above for the 2007 performance grants, but using a slightly different peer group of companies and based on a performance period of April 1, 2006 (when the grants were approved) through December 31, 2007. The companies in the peer group for the 2006 performance grant were:

American Electric Power Company, Inc.	Nisource, Inc.
Duke Energy Corporation	PPL Corporation
Entergy Corporation	Progress Energy, Inc.
Exelon Corporation	Southern Company
FirstEnergy Corporation	TXU Corp.
FPL Group, Inc.

Revised ROIC goals for the 2006 grant were approved by the CGN Committee at the time it approved the payouts in January 2008 based on adjustments to the 2007 budget. The CGN Committee’s discretionary authority to revise the ROIC goals was provided for under the terms of the grant. Because of the E&P divestitures, the CGN Committee lowered the targets based on the 2007 budget, as adjusted for the E&P sales. The revised targets were as follows:

ROIC Performance	Percent Payout of ROIC Percentage*
7.8% or greater	200%
7.6% – 7.79%	150% – 199.9%
7.4% – 7.59%	100% – 149.9%
7.2% – 7.39%	50% – 99.9%
Below 7.2%	0%

*ROIC weighting is interpolated between the top and bottom of the percentages for that quartile

The CGN Committee approved a 138% payout for the 2006 performance grants. Relative TSR performance was in the 2nd Quartile, resulting in 100% achievement for that goal. Based on the revised goal, ROIC performance was 7.70%, resulting in a score of 176% for the ROIC goal. Applying a 50% weighting to each metric, the TSR goal achievement was

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Compensation Discussion and Analysis

50% (100% x 50%) and the ROIC goal achievement was 88% (176% x 50%). Taken together, the final score was determined (50% + 88% = 138%). This score was applied to the target amount for each named executive officer to determine the payout amounts for the 2006 Performance Grants, as set forth below and as also reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

Name	2006 Performance Grant Award		Overall Performance Score		Calculated Performance Grant Payout
Thomas F. Farrell, II	$3,000,000	x	138%	=	$4,140,000
Thomas N. Chewning	$1,000,000	x	138%	=	$1,380,000
Duane C. Radtke	$1,000,000	x	138%	=	$1,380,000
Mark F. McGettrick	$600,000	x	138%	=	$828,000
Jay L. Johnson	$450,000	x	138%	=	$621,000

EMPLOYEE AND EXECUTIVE BENEFITS

Dominion’s officers are eligible to participate in all of the employee benefit programs available to other employees. The core benefit programs include two tax-qualified retirement plans, medical, dental, and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, short-term disability and long-term disability coverage, and a paid time off program. There are other miscellaneous employee benefit programs, including employee assistance programs and employee leave policies.

We sponsor two types of tax-qualified retirement plans: a defined benefit pension plan (the Pension Plan) and a defined contribution 401(k) savings plan (the 401(k) Plan).

The Pension Plan is a traditional pension plan providing annuity benefits upon attainment of retirement age. The Pension Plan also has a cash balance component under which the company contributes a percentage of each participant’s compensation to a special retirement account, which may be paid in a lump sum or added to the annuity benefit upon retirement. Pension benefits are paid under a formula explained in a note to the Pension Benefits table. The change in pension value for 2007 for named executive officers is included in the Summary Compensation Table.

Employees who contribute to the 401(k) Plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) if the employees have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees with 20 or more years of service. The amount of the company matching contributions for the named executive officers ranged from $6,695 to $9,000, as shown in the All Other Compensation column on the Summary Compensation Table. Officers whose matching contributions were limited due to the compensation limit imposed under Internal Revenue Code Section 401(a) (17) ($225,000 for 2007) or the annual addition limit imposed under Internal

Revenue Code Section 415 ($45,000 for 2007) received a cash payment in 2007 to make them whole for the company match lost as a result of the Internal Revenue Code limitation. The amount of lost company match cash payments made to the named executive officers ranged from $7,263 to $26,250. The company matching contributions to the 401(k) Plan and the cash payments of company matching contributions above Internal Revenue Code limits for the named executive officers are included in the All Other Compensation column in the Summary Compensation Table and detailed in the footnote for that column.

We also maintain two non-qualified retirement plans for our executives, the Benefit Restoration Plan and the Executive Supplemental Retirement Plan, to provide a competitive level of benefits. Because a more substantial portion of our executives’ total compensation is paid as incentive compensation than for non-executive employees, the Pension Plan and 401(k) Plan alone will not produce the same percentage of replacement income in retirement for executives as for non-executive employees.

The Benefit Restoration Plan makes up for limits on Pension Plan benefits imposed by the Internal Revenue Code, as more fully explained in a note to the Pension Benefits table. Like the Pension Plan, Benefit Restoration Plan benefits are actuarially determined under a formula that takes into account base salary, credited age, credited service, and a Social Security offset. To accommodate changes in tax law, the Dominion Benefit Restoration Plan was frozen as of December 31, 2004 and a New Benefit Restoration Plan was implemented effective January 1, 2005. There is no change in the benefit formula under the new plan.

The Executive Supplemental Retirement Plan provides an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual bonus) for a period of ten years or life, as more fully explained in a note to the Pension Benefit table. This Plan is intended to partially make up for the limits on benefits provided under the Pension Plan, 401(k) Plan, and Benefit Restoration Plan due to their use of only base salary in the benefit formulas. Because the Executive Supplemental Retirement Plan does not include long-term incentive compensation in its calculations, a significant portion of the potential compensation for our executives is excluded from calculation in any retirement plan benefit. To accommodate changes in the tax law, the Executive Supplemental Retirement Plan was frozen as of December 31, 2004 and a New Executive Supplemental Retirement Plan was implemented effective January 1, 2005. As consideration for the benefits earned under the Executive Supplemental Retirement Plan and Benefit Restoration Plan, officers agree to a one-year non-competition and non-solicitation provisions following their retirement or other termination from the company. There is no change in the benefit formula under the new plan.

Dominion may grant additional months of service and years of age to participants in the non-qualified retirement

22	Dominion 2008 Notice & Proxy

plans for mid-career recruiting and retention purposes, as discussed in Other Agreements and Special Payments below.

For purposes of calculating his benefits under the Pension Plan and Benefit Restoration Plans, Mr. Farrell will be credited with 25 years of service if he remains employed until he attains age 55, and he will be credited with 30 years of service if he remains employed until he attains age 60. Mr. Chewning has earned 30 years of credited service for purposes of calculating his Pension Plan and Benefit Restoration Plan benefits as he has met the requirement of remaining employed until he attained age 60. Upon his retirement, Mr. Radtke was credited with 20 years of service and was deemed to be age 62 for these plans pursuant to the terms of a special agreement entered into in connection with the divestiture of E&P assets, as discussed in Other Agreements and Special Payments below. Under the terms of his agreement, Mr. McGettrick has earned five years of additional age and service credits for these plans as he has met the requirement of remaining employed until he attained age 50, and he is also fully vested in his benefits under the Executive Supplemental Retirement Plans. Mr. Johnson will earn 20 years of credited service for purposes of computing his benefits under the Pension Plan and Benefits Restoration Plan if he completes ten years of actual service and he is fully vested in his benefits under the Executive Supplemental Retirement Plans. Any additional Pension Plan benefits payable to the named executive officers attributable to age and service credits will be paid from company assets and not from the trust established for the Pension Plan. In the event of a change in control, additional age and service may be earned under the terms of each officer’s Employment Continuity Agreement as discussed in Change in Control on page 34.

The present value of accumulated benefits under these plans is disclosed in the Pension Benefits table.

We also maintain an Executive Life Insurance Program for our executives. The plan provides for whole-life insurance policies to executives with a death benefit that is a multiple (one to three times) of an executive’s base salary. This insurance is in addition to the term insurance that is provided as an employee benefit. The executive is the owner of the policy and the company makes premium payments until the later of 10 years or the date the executive attains age 64. Executives are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

Perquisites

We provide perquisites for our executives that are in line with our peers and other companies generally to remain competitive for talent with comparable employers. The CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. In addition to incidental perquisites associated with maintaining an office, we offer the following perquisites to all officers:

1.	An allowance of up to $9,500 a year to be used for health club memberships, comprehensive executive physicals, wellness programs, and financial and estate planning.

Dominion wants executives to be proactive with preventive healthcare and also wants executives to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help executives optimize their use of Dominion’s retirement and other employee benefit programs.

2.	A company-leased vehicle, including the cost of insurance, gas and maintenance, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for excess amounts on the vehicle personally).
3.	In limited circumstances, use of company aircraft for personal travel. For security reasons, the Board requires Mr. Farrell to use the aircraft for all travel, including personal travel. The use of company aircraft for personal travel by other executives is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on the executives’ schedule. The company also transports spouses of executives to meetings that spouses are invited to attend. With the exception of Mr. Farrell, personal use of aircraft is not available when there is a company need for the aircraft. Use of company aircraft saves substantial time and allows better access to our executives for business purposes. Over 97% of the use of Dominion’s company planes is for business purposes.

With the exception of executive physicals for preventive purposes, these perquisites are fully taxable to executives. The company provides a tax gross-up for personal use of the company plane by the senior executive officers and their immediate family members.

Other Agreements and Special Payments

As one of the nation’s largest producers and transporters of energy, we are part of a consistently changing and increasingly competitive environment. In order to secure and retain the services and focus of key management executives, we have entered into agreements with each of our named executive officers to provide certain retirement benefits or other protections in certain circumstances. As stated earlier, Dominion may grant additional months of service and years of age to participants in the non-qualified plans for recruiting and retention purposes. Four of the company’s five named executive officers were recruited mid-career as officers. Each of the named executive officers also received, or will receive upon the satisfaction of certain conditions, enhanced benefits for retention purposes.

Under the terms of their agreements, Messrs. Farrell and Chewning will each become entitled to a payment of one times salary upon retirement as consideration for their agreement not to compete with the company for a two-year period following retirement. These agreements ensure that their knowledge and services will not be available to competitors for two years following their respective retirement dates.

If Mr. Farrell is involuntarily terminated without cause before he attains age 55, he will be entitled to participate in the company’s retiree medical plan to the same extent as retired employees under the terms of the plan offered to retired

Dominion 2008 Notice & Proxy	23

Compensation Discussion and Analysis

employees as of his involuntary termination date. In addition, any unvested restricted stock granted to Mr. Farrell before he became CEO will become vested on his involuntary termination date. These benefits were provided in connection with his election as CEO.

As discussed above in Employee and Executive Benefits, under the terms of their letter agreements with the Company, Mr. Farrell and Mr. Chewning who were recruited mid-career as officers, will earn extra age and service credit for all non-qualified plans.

As part of his recruitment agreement, and for retention purposes, Mr. Johnson will earn extra service credit under the retirement plans described in Employee and Executive Benefits above if he completes 10 years of service with the company. He will also receive a lifetime benefit under the Executive Supplemental Retirement Plan if he remains employed as an officer for such 10-year period.

Mr. McGettrick will earn a lifetime benefit under the Executive Supplemental Retirement Plan if he remains employed until he reaches age 60. He has earned, under the terms of a retention arrangement, five years of additional age and service credit for purposes of computing his retirement benefits and eligibility for benefits under the Executive Supplemental Retirement Plan, long-term incentive grants, retiree medical and life insurance plans. If Mr. McGettrick terminates employment before he attains age 55, he will be deemed to have retired for purposes of determining his vesting credit under the terms of his restricted stock and performance grant awards.

Pursuant to the terms of Mr. Radtke’s agreement, upon his retirement on December 31, 2007, his benefit under the Executive Supplemental Retirement Plans was calculated as a life annuity (instead of a 10 year annuity).

In 2006 and 2007, in connection with the contemplated divestiture of a substantial portion of our E&P assets, we entered into special employment letters with Mr. Radtke and each officer in our E&P business unit. These agreements were intended to retain a management team through our strategic divestiture process, and to offer protections and motivation to help Dominion achieve the maximum shareholder value from the process. The agreements provided the officers protections that were substantially the same as the protections that would have applied under their Employment Continuity Agreements had the divestiture resulted in a change in control.

The divestiture of our E&P assets was successfully completed during 2007, resulting in a net after-tax gain in excess of $2 billion and the successful implementation of a strategic change for the company. Despite the complexities of executing a multiple transaction sale during a period when market conditions were in a state of deterioration, the sales were completed within the established time frame. Mr. Radtke retired from the company at the end of 2007 as a result of the divestitures. Mr. Radtke was entitled to several special benefits pursuant to the terms of his letter agreement entered into in January of 2007, and upon his retirement on December 31,

2007 he became eligible for the payments disclosed in the Summary Compensation Table. Additionally, the CGN Committee approved special, one-time bonuses for Messrs. Farrell, Radtke and Chewning during 2007 in recognition of their substantial contributions to the successful divestiture of E&P assets. Mr. Farrell’s award also recognizes his strategic leadership of the company throughout the transition period. These special, one-time bonuses related to the E&P divestitures are reported under the bonus column of the Summary Compensation Table.

See also Employee and Executive Benefits above and Additional Post Employment Benefits for Named Executive Officers on page 35 for additional information on these benefits.

In addition, we have entered into Employment Continuity Agreements with all executives to ensure continuity in the event of a change in control of the company. For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Board before any such transactions cease to represent a majority of Dominion or its successor’s Board within two years after the last of such transactions. In determining the appropriate multiples of compensation and benefits payable upon a change in control, the company evaluated peer group and general practices, and considered the levels of protection necessary to retain key officers in such situations.

The specific terms of the employment agreements for named executive officers and Employment Continuity Agreements for all officers are discussed below in the Potential Payments Upon Termination or Change in Control.

SHARE OWNERSHIP REQUIREMENTS

The CGN Committee has established share ownership guidelines that apply to all officers. The guidelines require officers to accumulate and hold a targeted amount of Dominion stock within a specified time period (generally, five to seven years) following their promotion to vice president or to a more senior position. The guidelines emphasize stock ownership and retention to align management interests with those of our shareholders.

Targeted ownership levels are the lesser of the following:

Position	Value/# of Shares
Chairman, President & Chief Executive Officer	8 x salary/145,000
Executive Vice President – Dominion	5 x salary/35,000
Senior Vice President – Dominion & Subsidiaries/President – Dominion Subsidiaries	4 x salary/20,000
Vice President – Dominion & Subsidiaries	3 x salary/10,000

Shares (i) owned outright by an officer, spouse or dependent child; (ii) owned by a trust over which an officer has beneficial ownership; and (iii) held by an officer under the

24	Dominion 2008 Notice & Proxy

401(k) or the Deferred Compensation Plan count towards the ownership targets. Management discourages executives from directly hedging their Dominion shares and the guidelines provide that shares held in margin accounts do not count towards ownership targets. Restricted stock is not counted until the restrictions lapse. The guidelines state that, with limited exceptions (discussed below), executives are expected to retain ownership of their Dominion stock as long as they remain employed by the company. Shares held by an officer in excess of 15% of his or her ownership target are referred to as “Qualifying Excess Shares.” Officers may sell up to 50% of their Qualifying Excess Shares and all Qualifying Excess Shares may be sold during the one-year period prior to an officer’s retirement. Qualifying Excess Shares may also be gifted to a charitable organization or put into a trust outside of the officer’s control for estate planning purposes.

Executives who have not achieved 50% of their target ownership receive performance grant awards in the form of goal-based stock. For executives whose ownership exceeds 50% of their ownership target, performance grant awards are cash-based. At least annually, the CGN Committee reviews the share ownership guidelines and the number of shares owned by Section 16 officers individually and the officer group as a whole. Each of our named executive officers exceeds his ownership target.

Executives who have not achieved their ownership target may participate in Dominion’s Executive Stock Purchase Tool Kit programs. Participants in the Tool Kit programs receive bonus shares of up to 25% of the value of stock purchased under one of the Tool Kit programs. The programs are: (i) a bonus exchange program, where stock is issued in exchange for bonus compensation payable under the company’s Annual Incentive Plan; and (ii) a stock acquisition program, with participants making one-time or periodic purchases of company stock through Dominion Direct®. Executives are not eligible to participate in the Tool Kit programs once they reach their stock ownership target level.

DEDUCTIBILITY OF COMPENSATION

Under Section 162(m) of the Internal Revenue Code, we may not deduct certain forms of compensation in excess of $1 million paid to our CEO or any of the next three highly compensated executive officers named in the Summary Compensation Table, excluding the CFO. Certain performance-based compensation is specifically exempt from the deduction limit.

It is our intent to provide competitive executive compensation while maximizing Dominion’s tax deduction. The CGN Committee considers the deduction limit imposed by Section 162(m) when designing annual and long-term compensation programs and approving payouts under such programs.

The CGN Committee reserves the right to approve, and in some cases has approved, non-deductible compensation if the Committee members believe it is in the company’s best interest.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We measure and recognize compensation expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), which requires that compensation expense relating to share-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued.

The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

Dominion 2008 Notice & Proxy	25

Executive Compensation

SUMMARY COMPENSATION TABLE – AN OVERVIEW

The Summary Compensation Table is the principal source of information regarding compensation earned by our named executive officers during 2006 and 2007, as well as amounts accrued or accumulated during those years with respect to retirement plans, past equity grants and other items. The named executive officers include our CEO, our CFO and the three most highly compensated executives other than our CEO and CFO.

The following highlights some of the disclosures contained in this table for our named executive officers during 2006 and 2007. Detailed explanations regarding certain types of compensation paid to a named executive officer are included in the footnotes to the Table.

Salary. The amounts in this column are the base salaries earned by the named executive officers in 2006 and 2007.

Bonus. The amounts in this column reflect the one-time bonuses paid to three of our named executive officers for their leadership and accomplishments in connection with the sale of our E&P assets during 2007, and additionally, for Mr. Farrell, his leadership during this transitional year. The past year was an extraordinary one for Dominion, with a significant change in Virginia law with respect to the regulatory environment for Dominion and the sale of a significant portion of our assets resulting from the divestiture of substantially all of our E&P business.

Stock Awards. This column discloses the expense recognized for the fiscal year in accordance with SFAS 123R on all outstanding restricted stock awards granted to the named executive officers. This column reflects the expense recognized for four outstanding stock grants made to the named executive officers, from grants awarded in 2003, 2004, 2006 and 2007.

Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based plans, our annual incentive plan and our long-term incentive plan. For 2007, the amounts include the payout of cash compensation earned under the 2007 AIP as well as the payout of cash-based performance grant awards made in 2006. For 2006, the amounts include only the payout of cash compensation earned under the 2006 AIP. In 2006, we transitioned our long-term incentive plan from a restricted stock only based program to a program that was split between restricted stock grants and performance grants. Our first long-term performance grant payout occurred for the 2006/2007 cycle and is reflected in the 2007 amount. There was no long-term performance payout reflected in the 2006 amount. These performance programs are based on pre-approved performance criteria, with actual performance scored against the pre-set criteria by our CGN Committee.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our executive officers. These are accruals for future benefits that may be earned under the terms of our retirement plans, and do not reflect actual payments made during the year to our named executive officers. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified Pension Plan, the Benefit Restoration Plan, and the New Benefit Restoration Plan. The annual change equals the difference in the accumulated amount for the current fiscal year (2006 or 2007) and the accumulated amount for the prior fiscal year, using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year, including assumed retirement dates, life expectancy of our officers and other assumptions.

All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, the value of tax gross-up compensation for the payment of taxes on perquisites or personal benefits, company matching contributions to an executive’s 401(k) plan account, company matching contributions paid directly to the executive that would be credited to the 401(k) if IRS contribution limits did not apply, payment for unused vacation days not carried forward to the following year, dividends paid on restricted stock and post-termination payments.

Total. The number in this column provides a single figure that represents the total compensation either earned by each named executive officer in 2006 and 2007, or accrued benefits payable in later years and required to be disclosed by SEC rules in this Table. It does not reflect actual compensation paid to the named executive officers during the year, but is the sum of the dollar values of each type of compensation quantified in the other columns per SEC rules.

26	Dominion 2008 Notice & Proxy

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid or earned by our named executive officers for the years ended December 31, 2007 and 2006 as well as annual accruals for outstanding equity awards and changes in pension value.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Thomas F. Farrell, II Chairman, President and Chief Executive Officer	2007	$1,100,000	$2,000,000	$2,652,137	$6,542,400	$2,187,921	$635,749	$15,118,207
	2006	1,000,000	—	1,962,120	1,166,000	2,616,339	560,071	7,304,530
Thomas N. Chewning Executive Vice President and Chief Financial Officer	2007	642,000	500,000	1,184,260	2,490,018	325,855	349,341	5,491,474
	2006	600,000	—	1,038,680	572,400	294,209	374,390	2,879,679
Duane C. Radtke Executive Vice President	2007	615,300	1,000,000	1,258,364	3,068,854	3,303,507	4,076,739	13,322,764
	2006	575,000	—	1,177,289	548,550	814,052	371,209	3,486,100
Mark F. McGettrick Executive Vice President (President & CEO – Dominion Generation)	2007	567,000	—	600,140	1,772,070	781,765	165,942	3,886,917
	2006	525,000	—	429,074	428,728	883,115	155,448	2,421,365
Jay L. Johnson Executive Vice President (CEO – Dominion Virginia Power)	2007	467,100	—	475,143	1,343,604	568,505	169,709	3,024,061
	2006	436,500	—	391,579	370,152	401,052	193,888	1,793,171

(1) The amounts in this column represent special, one-time cash bonuses that were approved by the CGN Committee for these executives for their contributions to the successful divestiture of the E&P assets. Mr. Farrell’s award also recognizes his strategic leadership of the company throughout the transition period.

(2) The amounts in this column reflect the compensation expense recognized in 2007 on all outstanding stock awards in accordance with SFAS 123R. Dominion did not grant any options in 2007. The grant date fair value of restricted stock awards is equal to the market price of our stock on the date of grant in accordance with SFAS 123R. The grant date fair value of each named executive officer’s 2006 and 2007 restricted stock grant is disclosed in the Grants of Plan-Based Awards table. See also Note 21 to the Consolidated Financial Statements in Dominion’s Annual 2007 Report on Form 10-K for more information on the valuation of stock-based awards and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2007.

(3) The 2007 amounts in this column include the payout under Dominion’s 2007 AIP and 2006 Performance Grant Awards. All of the named executive officers except for Mr. McGettrick received the full potential payout of their 2007 AIP target awards, reflecting 182% funding of the 2007 AIP and 100% payout for accomplishment of their goals. Mr. McGettrick’s payout was reduced due to less than 100% performance on a safety goal. The payout amounts were as follows: Mr. Farrell – $2,402,400; Mr. Chewning – $1,110,018; Mr. Radtke – $1,063,854; Mr. McGettrick – $944,070; and Mr. Johnson – $722,604. See Compensation Discussion and Analysis for additional information on the 2007 AIP and the Grants of Plan Based Awards Table for the range of each named executive officer’s potential award under the 2007 AIP. The 2006 Performance Grant Award was issued on April 1, 2006 and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2007. Payouts can range from 0% to 200%. The actual payout was 138%. The payout amounts were as follows: Mr. Farrell – $4,140,000; Mr. Chewning – $1,380,000; Mr. Radtke – $1,380,000 (For Mr. Radtke, the amount in this column also includes $625,000 for his 2007 Performance Grant that vested upon his retirement); Mr. McGettrick – $828,000; and Mr. Johnson – $621,000. The 2006 amounts reflect only 2006 AIP payments.

(4) All amounts in this column are for the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our qualified pension plan and nonqualified executive retirement plans. There are no above-market earnings on non-qualified deferred compensation plans. These accruals are not directly in relation to final payout potential, and can vary significantly year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; and (iv) other relevant factors.

(5) All Other Compensation amounts for 2007 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Tax Gross-up	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits (c)	Vacation Sold Back to Company	Dividends Paid on Restricted Stock	Other Cash Payments(d)	Total All Other Compensation
Thomas F. Farrell, II	$96,937	$57,868	$23,050	$6,750	$26,250	$21,154	$403,740	—	$635,749
Thomas N. Chewning	18,517	88,231	2,568	6,695	16,681	12,346	204,303	—	349,341
Duane C. Radtke	99,378	64,656	10,181	6,750	11,709	94,662	189,898	$3,599,505	4,076,739
Mark F. McGettrick	25,575	25,188	85	9,000	13,681	—	92,413	—	165,942
Jay L. Johnson	20,688	52,603	3,699	6,750	7,263	—	78,706	—	169,709

(a) Unless noted, the amounts in this column for all officers are comprised of the following: personal use of a company vehicle; financial planning; health and wellness allowance and other benefits. For Messrs. Farrell and Radtke, $70,676 and $20,102, respectively, for personal use of the corporate aircraft is also included. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 97% of the use of the corporate aircraft is for business purposes. Mr. Radtke received his company vehicle as a gift upon retirement (taxable value of gift is $56,000).

(b) Paid under the terms of the company’s 401(k) Plan.

(c) Represents each payment of “lost” 401(k) Plan matching contribution due to IRS limits.

(d) The amount in this column for Mr. Radtke represents payments made under his Letter Agreement dated January 26, 2007, based upon his remaining with the company through the sale of the E&P operations. Amounts include $1,199,835 for a Special Retention bonus and $2,399,670 for a Special Severance bonus.

Dominion 2008 Notice & Proxy	27

Executive Compensation

GRANTS OF PLAN-BASED AWARDS(1)

The following table provides information about stock awards and non-equity incentive awards granted to our named executive officers during the year ended December 31, 2007.

Name	Grant Approval Date(2)	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(2)
			Threshold	Target	Maximum
Thomas F. Farrell, II
2007 Annual Incentive Plan(3)			$0	$1,320,000	$2,640,000
2007 Performance Grant(4)			0	3,000,000	6,000,000
2007 Restricted Stock Grant(4)	3/28/2007	4/3/2007				67,048	$3,000,063
Thomas N. Chewning
2007 Annual Incentive Plan(3)			0	609,900	1,219,800
2007 Performance Grant(4)			0	1,000,000	2,000,000
2007 Restricted Stock Grant(4)	3/28/2007	4/3/2007				22,350	1,000,051
Duane C. Radtke
2007 Annual Incentive Plan(3)			0	584,535	1,169,070
2007 Performance Grant(4)			0	625,000	1,250,000
2007 Restricted Stock Grant(4)	3/28/2007	4/3/2007				9,314	416,755
Mark F. McGettrick
2007 Annual Incentive Plan(3)			0	538,650	1,077,300
2007 Performance Grant(4)			0	750,000	1,500,000
2007 Restricted Stock Grant(4)	3/28/2007	4/3/2007				16,762	750,016
Jay L. Johnson
2007 Annual Incentive Plan(3)			0	397,035	794,070
2007 Performance Grant(4)			0	450,000	900,000
2007 Restricted Stock Grant(4)	3/28/2007	4/3/2007				10,058	450,045

(1) Share and per share amounts included in this table and related footnotes reflect the company’s two-for-one stock split distributed in November 2007.

(2) On March 28, 2007, the CGN Committee approved the 2007 long-term compensation awards for our officers, which consisted of a restricted stock grant and a performance grant. The 2007 restricted stock award was granted on April 3, 2007. The fair market value for the April 3, 2007 restricted stock grant was determined by taking the average of the high and low prices of Dominion stock on April 2, 2007 and was calculated to be $44.745 per share.

(3) The amounts in these rows include potential payouts under the 2007 AIP. Actual payouts earned are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our annual incentive program, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each executive based on his or her salary level, expressed as a percentage of the individual executive’s base salary. The target award is the amount of cash that will be paid if the plan is funded to a specific target. For the 2007 AIP, funding is based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%.

For our officers that are among the top most highly compensated group for 2007, which includes all of our named executive officers, pay-out under the 2007 AIP takes into consideration goal weightings assigned to all officers except that for the CEO and CFO goal-weighting is based solely on consolidated financial and Six Sigma goals, with the CGN Committee having the discretion to lower actual pay-outs to ensure that such awards are consistent with those granted to other plan participants. The 2007 target percentages of base salary for our named executive officers are as follows: Mr. Farrell – 120%; Messrs. Chewning, Radtke and McGettrick – 95%; and Mr. Johnson – 85%.

(4) On March 28, 2007, the CGN Committee approved a long-term compensation award for our officers, which consists of two components of equal value: a restricted stock grant and a performance grant. The restricted stock fully vests at the end of three years with dividends paid during the restricted period at the same rate declared by the company for all shareholders. The restricted stock award also provides for pro-rata vesting if an officer dies, become disabled, retires, is terminated without cause or if there is a change in control.

The performance grant will be paid in cash in 2009 and can range from 0% to 200% of the target award. The amount earned by our officers will depend on the level of achievement of two equally weighted metrics: 1) our total shareholder return (TSR) for the two-year period ended December 31, 2008 relative to the TSR of a group of industry peers selected by the CGN Committee and 2) return on invested capital (ROIC) for the two-year period ended December 31, 2008. The payout percentages for TSR performance and targets and corresponding payout percentages for ROIC are shown in CD&A under the 2007 Performance Grants section of the CD&A.

Because of the proposed divestiture of our E&P assets, Mr. Radtke’s 2007 performance grant was a one-year grant with a target award value equal to one-half of the two-year grant. Mr. Radtke’s restricted stock grant was one-third the size of a three-year grant.

28	Dominion 2008 Notice & Proxy

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)

The following table summarizes the equity awards we have made to our named executive officers that were outstanding as of December 31, 2007.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)
Thomas F. Farrell, II	400,000	$29.98	1/1/2009	83,720(4)	$3,972,514
	400,000	29.98	1/1/2010	44,866(5)	2,128,892
				86,294(6)	4,094,650
				67,048(7)	3,181,428
Thomas N. Chewning	300,000	29.98	1/1/2009	60,466(4)	2,869,112
	300,000	29.98	1/1/2010	27,178(5)	1,289,596
				28,766(6)	1,364,947
				22,350(7)	1,060,508
Duane C. Radtke	16,666	29.98	1/1/2009	60,466(8)	2,869,112
	16,668	29.98	1/1/2010	27,178(8)	1,289,596
	200,000	31.638	1/1/2009	28,766(8)	1,364,947
	200,000	31.638	1/1/2010	9,314(8)	441,949
	525,000	33.53	4/9/2011
Mark F. McGettrick	—	—	—	21,396(4)	1,015,240
				9,616(5)	456,279
				17,260(6)	818,987
				16,762(7)	795,357
Jay L. Johnson	—	—	—	21,396(4)	1,015,240
				9,616(5)	456,279
				12,946(6)	614,288
				10,058(7)	477,252

(1) All option, share, option exercise price and per share amounts included in this table and related footnotes reflect the company’s two-for-one stock split distributed in November 2007.

(2) All options presented in this table are fully vested and exercisable. There are no unexercisable options outstanding.

(3) Based on closing stock price of $47.45 on December 31, 2007, which was the last day of our fiscal year on which Dominion stock was traded.

(4) Shares vest on February 24, 2008.

(5) Shares vest on May 11, 2009.

(6) Shares vest on April 1, 2009.

(7) Shares vest on April 3, 2010.

(8) Mr. Radtke’s restricted stock awards became fully vested in 2008 under the terms of his retirement agreement.

OPTION EXERCISES AND STOCK VESTED(1)

The following table provides information about the value realized by our named executive officers on option award exercises and stock awards vesting during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(2)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas F. Farrell, II	400,000	$5,538,780	44,866	$2,013,272
Thomas N. Chewning	200,000	2,895,955	27,176	1,219,469
Duane C. Radtke	216,666	3,748,343	40,458	1,765,292
Mark F. McGettrick	133,334	2,139,075	9,616	431,499
Jay L. Johnson	200,000	2,689,923	9,616	431,499

(1) Share amounts included in this table reflect the company’s two-for-one stock split distributed in November 2007.

(2) All stock options were exercised pursuant to Rule 10b5-1 trading plans.

Dominion 2008 Notice & Proxy	29

Executive Compensation

PENSION BENEFITS(1)

The following table shows the present value of accumulated benefits payable to our named executive officers under the plans listed in the table. No payments were made to any of the named executive officers during the year ended December 31, 2007 under any of the plans listed in the table.

Name	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit
Thomas F. Farrell, II	Pension Plan	12.00	$223,389
	Benefit Restoration Plan (Pre-2005)	9.00	413,942
	Supplemental Retirement Plan (Pre-2005)	9.00	4,264,245
	New Benefit Restoration Plan (Post 2004)	21.43	2,491,961
	New Supplemental Retirement Plan (Post 2004)	21.43	5,842,372
Thomas N. Chewning	Pension Plan	20.00	670,508
	Benefit Restoration Plan (Pre-2005)	25.00	3,070,085
	Supplemental Retirement Plan (Pre-2005)	25.00	3,975,100
	New Benefit Restoration Plan (Post 2004)	30.00	703,860
	New Supplemental Retirement Plan (Post 2004)	30.00	951,095
Duane C. Radtke(3)	Pension Plan	6.75	166,601
	Benefit Restoration Plan (Pre-2005)	3.75	225,800
	Supplemental Retirement Plan (Pre-2005)	3.75	0
	New Benefit Restoration Plan (Post 2004)	20.0	2,428,751
	New Supplemental Retirement Plan (Post 2004)	20.0	5,132,513
Mark F. McGettrick	Pension Plan	23.50	357,206
	Benefit Restoration Plan (Pre-2005)	20.50	239,904
	Supplemental Retirement Plan (Pre-2005)	20.50	354,156
	New Benefit Restoration Plan (Post 2004)	28.42	2,027,808
	New Supplemental Retirement Plan (Post 2004)	28.42	1,753,381
Jay L. Johnson	Pension Plan	7.33	235,531
	Benefit Restoration Plan (Pre-2005)	4.33	126,222
	Supplemental Retirement Plan (Pre-2005)	4.33	1,170,012
	New Benefit Restoration Plan (Post 2004)	14.10	779,742
	New Supplemental Retirement Plan (Post 2004)	14.10	1,480,289

(1) The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service and pay and other assumptions similar to those used for accounting and disclosure purposes.

(2) Years of credited service for the Pension Plan are actual years accrued by the executive from his date of participation to December 31, 2007. Years of credited service for the Pre-2005 Plans is accrued service from the date of participation up to December 31, 2004. Service for the Benefit Restoration Plan Post-2004 and the Supplemental Retirement Plan Post-2004 is the executive’s potential total service, including extra years of credited service granted to the executive by the CGN Committee for purposes of calculating benefits under these plans, times a fraction equal to service from the date of participation until the age when maximum credited service would be earned. Please refer to the Employee and Executive Benefits section of the CD&A for information about the requirements for receiving extra years of credited service and the amount credited for each named executive officer.

(3) Mr. Radtke retired on December 31, 2007 and all pension benefits will be paid or will commence to be paid in 2008.

Dominion Pension Plan

The Dominion Pension Plan is a tax-qualified defined benefit pension plan. All executives are participants in the Pension Plan.

The Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. Reduced retirement is available after age 55 with three years of service. For retirement between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60 and 0.50% per month for each month between ages 55 and 58. All named executive officers have more than three years of service.

The Pension Plan basic benefit is calculated using a formula based on (1) age at retirement; (2) final average earnings; (3) estimated Social Security benefits; and (4) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Earnings are limited to the IRS maximum which was $225,000 for 2007. Bonuses are not included in base pay. Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion.

These factors are then applied in a formula. The formula has different percentages for credited service before 2001 and after 2000. The benefit is the sum of the amounts from these two formulas.

For Credited Service through December 31, 2000:

2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001

For Credited Service on or after January 1, 2001:

1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

30	Dominion 2008 Notice & Proxy

Credited Service is limited to a total of 30 years for all parts of the formula and Credited Service after 2000 is limited to 30 years minus Credited Service before 2001.

A vested participant who terminates employment before age 55 can start receiving benefit payments at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

Benefit payment options are a (1) single life annuity; (2) 50% joint and survivor annuity; (3) 100% joint and survivor annuity; and (4) Social Security leveling option with any of the other three benefit forms. The normal form of benefit is the single life annuity. All of the options are the actuarial equivalent of the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefits until the participant is age 62 and then reduced payments after age 62.

The Pension Plan also includes a Special Retirement Account (SRA), which is in addition to the pension benefit. The SRA is credited with 2% of base pay each month beginning in 2001 as well as interest based on the 30-year Treasury bond rate. The SRA can be paid in a lump sum or paid as part of an annuity with the other benefits under the Pension Plan.

Dominion Benefit Restoration Plans

Dominion sponsors the New Benefit Restoration Plan, effective as of January 1, 2005 (New BRP), and the Frozen Benefit Restoration Plan, frozen as of December 31, 2004 (Frozen BRP), which are discussed in the Employee and Executive Benefits section of the CD&A. Neither plan is tax-qualified.

The Frozen BRP provides benefits accrued before 2005 that are intended to be exempt from Section 409A of the Internal Revenue Code. The New BRP was adopted to accommodate the enactment of and is intended to comply with Section 409A of the Internal Revenue Code for benefits accrued after 2004. The overall restoration benefit was not changed by adoption of the New BRP.

The restoration benefit offers an additional incentive to attract and retain talented executives for Dominion by compensating them for the reduction in their benefits under Dominion’s Pension Plan resulting from the application of limitations on compensation and benefits imposed on tax-qualified pension plans by the Internal Revenue Code.

A Dominion employee is eligible to participate in the New BRP if he or she is a member of management or a highly compensated employee, has had his or her benefit under the Dominion Pension Plan reduced or limited by the Internal Revenue Code and has been designated as a participant by the CGN Committee. The CGN Committee has designated all elected officers as participants in the New BRP. The Frozen BRP has been closed to new participants since December 31, 2004. A participant remains a participant in either plan until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by Dominion.

Upon retirement, the New BRP provides a monthly restoration benefit equal to the monthly benefit the participant would have received under Dominion’s Pension Plan but for the limitations imposed by the Internal Revenue Code, reduced by the monthly benefit the participant actually receives under Dominion’s Pension Plan, reduced further by the monthly benefit the participant receives under the Frozen BRP. Upon retirement, the Frozen BRP provides a monthly restoration benefit equal to the monthly benefit the participant would have received under Dominion’s Pension Plan but for the limitations imposed by the Internal Revenue Code, reduced by the monthly benefit the participant actually receives under Dominion’s Pension Plan, in each case determined as though the participant had separated from service with Dominion no later than December 31, 2004.

As discussed above, the Internal Revenue Code limits the amount of compensation that may be taken into account under a qualified retirement plan to no more than a certain amount each year. For 2007, the limit was $225,000. The Internal Revenue Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2007, this limitation was the lesser of (i) $180,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

In each plan, retirement means the participant’s termination of employment with Dominion at a time when the participant is entitled to receive benefits under Dominion’s Pension Plan. A participant who terminates employment prior to retirement is generally not entitled to a restoration benefit. However, a participant who becomes totally and permanently disabled prior to retirement or who dies prior to reaching retirement eligibility is entitled to the restoration benefit.

A participant’s accrued restoration benefit is calculated based on the default annuity form under Dominion’s Pension Plan. Under the New BRP, the restoration benefit is generally paid in the form of a single cash lump sum, unless the participant elects to receive a single life or 50% or 100% joint and survivor annuity. Under the Frozen BRP, the restoration benefit is usually paid in the form of a single cash lump sum, unless the participant elects to receive a single life or 50% or 100% joint and survivor annuity.

For purposes of these plans and the supplemental retirement plans described below, the present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion’s Administrative Benefit Committee. Actuarial assumptions used for December 31, 2007 calculations include: discount rate of 6.60%; Frozen BRP and Frozen ESRP lump sum rate of 3.87%; New BRP and New ESRP lump sum rate of 5.85%; Frozen BRP cost of living adjustment of 1.625%; and the 1994 Group Annuity Mortality tables for post-retirement only.

Dominion 2008 Notice & Proxy	31

Executive Compensation

Dominion Executive Supplemental Retirement Plans

Dominion sponsors the New Executive Supplemental Retirement Plan, effective as of January 1, 2005 (New ESRP), and the Frozen Executive Supplemental Retirement Plan, frozen as of December 31, 2004 (Frozen ESRP), which are discussed in the Employee and Executive Benefits section of the CD&A. Neither plan is tax-qualified.

The Frozen ESRP provides benefits accrued before 2005 that are intended to be exempt from Section 409A of the Internal Revenue Code. The New ESRP was adopted specifically to accommodate the enactment of and is intended to comply with Section 409A of the Internal Revenue Code for benefits accrued after 2004. The overall supplemental retirement benefit was not changed by adoption of the New ESRP.

The supplemental retirement benefit offers an additional incentive to attract and retain talented executives for Dominion. In light of the competitive industry in which it does business, Dominion feels that the normal pension plan benefit (even as increased by the Benefit Restoration Plan benefit) is insufficient to fulfill this purpose on its own.

Any elected officer of the company is eligible to participate in the New ESRP. Dominion designates an officer to participate. The Frozen ESRP has been closed to new participants since December 31, 2004. A participant remains a participant in either plan until he or she ceases to be an elected officer or until participation is revoked by Dominion.

The New ESRP provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation, based on his or her compensation and subject to age and years of service as of retirement, reduced by the annual retirement benefit provided under the Frozen ESRP. The Frozen ESRP provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation, based on his or her compensation and subject to age and years of service as of December 31, 2004. The retirement benefit is only payable for ten years unless Dominion designates the participant to receive lifetime benefits as described below.

A participant’s final cash compensation includes, as of the relevant determination date, the participant’s annual rate of base salary then in effect plus the target amount payable under the company’s annual incentive plan for the year in which the determination is made. Final cash compensation does not include the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites or any other form of compensation.

A participant in either plan is entitled to the full retirement benefit if he or she separates from service with Dominion after reaching age 55 and achieving 60 months of service. Months of service generally include any months of service with

Dominion, except that, for new participants who join the New ESRP on or after December 1, 2006, months of service only include months of service with Dominion while a participant in the New ESRP. Current named executive officers who are entitled to a full ESRP retirement benefit are: Messrs. Chewning and Johnson. At the time of his retirement, Mr. Radtke was also entitled to a full ESRP retirement benefit.

A participant who separates from service with Dominion with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced retirement benefit, calculated by multiplying the full retirement benefit described above by a fraction, the numerator of which equals the participant’s total number of months of service since becoming a participant, and the denominator of which equals the total number of months between the date the participant became a participant and age 55. Partial months are disregarded in this calculation. Mr. Farrell and Mr. McGettrick are the only named executive officers who are not entitled to a full retirement benefit. See the discussion in the Employee and Executive Benefits section of the CD&A regarding additional months of service and years of age.

A participant who separates from service with Dominion with less than 60 months of service is generally not entitled to a retirement benefit. However, a participant who becomes totally and permanently disabled prior to separation from service is entitled to a full retirement benefit, regardless of age or months of service. In addition, the beneficiary of a participant who dies prior to reaching retirement eligibility is entitled to the participant’s full retirement benefit.

A participant’s accrued retirement benefit is initially calculated as an annual amount payable in monthly installments for a period of 120 months. However, the New ESRP allows Dominion to designate certain participants as eligible for a retirement benefit for their lifetimes. Messrs. Farrell and Chewning will receive this benefit for their lifetime. Mr. McGettrick will receive this benefit for his lifetime if he is employed with the company at age 60. Mr. Johnson will receive this benefit for his lifetime after he has completed 10 years of actual service with Dominion.

Under the New ESRP, the retirement benefit is generally paid in the form of a single cash lump sum unless a participant (other than a lifetime participant) elects monthly installment payments guaranteed for 120 months or a lifetime participant elects a single life annuity with 120 guaranteed monthly payments. Under the Frozen ESRP, the retirement benefit is usually paid in the form of a single cash lump sum unless the participant elects monthly installments guaranteed for 120 months, or unless a lifetime participant elects a single life annuity with 120 guaranteed monthly payments.

32	Dominion 2008 Notice & Proxy

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY (as of 12/31/07)	Aggregate Balance at Last FYE (as of 12/31/07)
Thomas F. Farrell, II	$8,548	$130,134
Thomas N. Chewning	2,735	18,814
Duane C. Radtke	126,519	882,229
Mark F. McGettrick	110,096	947,964
Jay L. Johnson	74,079	636,603

Dominion does not currently offer any nonqualified elective deferred compensation plans to its officers or other employees.

The Nonqualified Deferred Compensation Table reflects, in aggregate, the plan balances for two former plans offered to Dominion officers and other highly compensated employees: The Dominion Resources, Inc. Executives’ Deferred Compensation Plan, which was frozen as of December 31, 2004 (Frozen Deferred Compensation Plan); and The Dominion Resources, Inc. Security Option Plan, which was frozen as of December 31, 2004 (Frozen DSOP). While the Frozen DSOP was not a deferred compensation plan, but an option plan, we are including information regarding the plan and any balances in this table to make full disclosure about possible future payments to officers under the employee benefit plans.

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vesting restricted stock; and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company 401(k) Plan match contributions and transfers from several CNG deferred compensation plans. The Frozen Deferred Compensation Plan provides for 28 investment funds for the plan balances, including a Dominion Stock Fund. Participants may change investment elections on any business day. Any vested restricted stock and gain from stock option exercises that were deferred are kept in the Dominion Stock Fund. Earnings are calculated based on the performance of the underlying investment fund. No preferential earnings are paid, and therefore no earnings from these plans are included in the Summary Compensation Table.

The named executive officers invested in the following funds with rates of returns for 2007 as noted below. The Vanguard 500 Index Fund has the same rate of return as the corresponding publicly available mutual funds.

Vanguard 500 Index Fund	5.4%
Dominion Resources Stock Fund	16.98%
Dominion Fixed Income Fund	4.85%

The Dominion Fixed Income Fund is an option that provides a fixed return rate set prior to the beginning of the year. The investment management department of Dominion determines the rate based on its estimate of the rate of return on Dominion assets in the trust for the Frozen Deferred Compensation Plan.

Under the terms of the Frozen Deferred Compensation Plan, participants have the ability to change their distribution schedule for benefits under the plan with six months notice to the plan administrator. Participants may elect the following Benefit Commencement Dates:

•	In February after the calendar year in which they terminate employment due to retirement;
•	In February after the calendar year in which they terminate employment due to retirement, but not before February of a specific calendar year; or
•	In February of a specific calendar year.

The default Benefit Commencement Date is February 1 after the year in which the participant retires. Participants may elect multiple Benefit Commencement Dates; however, all new elections must be made at least six months before an existing Benefit Commencement Date. Withdrawals less than six months prior to an existing Benefit Commencement Date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than February 28, ten calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment, for reasons other than death, disability or retirement, before an elected Benefit Commencement Date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected Benefit Commencement Date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or equal annual installments over a period of whole years from one to ten years. Once they begin receiving annual installment payments, they can make a one-time election to either 1) receive their remaining account balance in the form of a lump sum distribution or 2) change their remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion common stock.

The Frozen DSOP enabled employees to defer all or a portion of their salary and bonus and receive options on various mutual funds. Participants also received lost company matching contributions to the 401(k) Plan in the form of options under this plan. DSOP Options can be exercised at any time before their expiration date. On exercise, the participant receives the excess of the value, if any, of the underlying mutual funds over the strike price. The participant can currently choose among options on 26 mutual funds, and there is

Dominion 2008 Notice & Proxy	33

Executive Compensation

not a Dominion stock alternative or a fixed income fund. Participants may change options among the mutual funds on any business day. Benefits grow/decline based on the total return of the mutual funds selected. Any options that expire do not have any value. Options expire under the following terms:

•	Options expire on the last day of the 120th month after retirement or disability;
•	Options expire on the last day of the 24th month after the participant’s death (while employed);
•	Options expire on the last day of the 12th month after the participant’s severance;
•	Options expire on the 90th day after termination with cause; and
•	Options expire on the last day of the 120th month after severance following a change in control.

The named executive officers held options on the following publicly available mutual funds, which had the rates of returns for 2007 as noted.

Vanguard Short-Term Bond Index	7.2%
Vanguard Small Cap Growth Index	9.6%
Vanguard Small Cap index	1.2%
Vanguard Extended Market Index	4.3%
Vanguard U.S. Value	-0.7%
Artisan International Investor	19.7%
Harbor International Fund	21.8%
Janus Growth & Income Fund	8.7%
Janus Mid Cap Value Investor	7.4%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for employees in the same situation. This section describes and explains these benefits generally, and specifically the incremental benefits that pertain to our named executive officers.

Review of Executive Benefits

As described in the Employee and Executive Benefits section of the CD&A, an officer who terminates employment after he or she has attained age 55 is eligible to receive payment of vested benefits under the Benefit Restoration Plans (the “Frozen BRP” and the “New BRP”) and the Executive Supplemental Retirement Plans (the “Frozen ESRP” and the “New ESRP”). If an officer becomes disabled or dies before age 55, the officer or his beneficiary will be entitled to payment of benefits as if the officer had attained age 55, was fully vested in the benefits, and retired. An officer who voluntarily terminates employment before attaining age 55 and who is vested is entitled to a pro-rated benefit under the Frozen ESRP and New ESRP. In con-

sideration for these benefits, officers agree to a one-year non- competition and non-solicitation agreement with the company.

Certain officers have been designated by the CGN Committee as “life participants” for purposes of calculating their benefits under the Frozen ESRP and New ESRP; this means the benefit is calculated as a benefit payable for life, instead of as a benefit payable for 120 months. Mr. Farrell, Mr. Chewning and Mr. Radtke are life participants. The actuarial present value of the Frozen BRP, New BRP, Frozen ESRP and New ESRP benefits (using unreduced normal retirement age assumptions) for the named executive officers is disclosed in the Pension Benefits table.

Restricted stock awards granted to officers before 2006 become fully vested when the officer retires with eligibility for benefits under the company’s Pension Plan. Restricted stock and performance-based awards granted in 2006 and 2007 will become vested on a pro-rated basis if the officer terminates employment before the vesting date due to death, disability, retirement, or an involuntary termination without cause. Upon a change in control, the awards will become vested on a pro-rated basis at the time the change in control occurs and fully vested if the officer terminates employment following the change in control due to death, disability, retirement, or an involuntary termination without cause.

All employees (officers and other employees) who have both (i) completed 10 years of service and (ii) attained age 55 are eligible to participate in the company’s retiree medical plan and retiree life insurance plan.

Change in Control

Dominion has entered into an Employment Continuity Agreement with each of its officers, including the named executive officers. While Dominion has determined these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the company in the event of an anticipated or actual change in control at Dominion (“change in control” is defined in the Other Agreements and Special Payments section of the CD&A). In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change of control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. Therefore, the Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion.

34	Dominion 2008 Notice & Proxy

The Employment Continuity Agreements require two triggers for the payment of benefits:

•	There must be a change in control; and
•

The executive must either be terminated without cause, or terminate his or her employment with the surviving company after a “constructive termination”. Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a change in control, or the executive’s work location is relocated more than 50 miles without his or her consent.

If an executive’s employment following a change in control is terminated without cause or due to a constructive termination, the executive will become entitled to the following termination benefits:

•	Lump sum severance payment equal to three times base salary plus annual bonus (larger of target bonus or actual bonus paid in previous three years).
•	The provisions of each incentive stock award will control the vesting provisions of each award.
•	Full vesting of benefits under ESRP and BRP Plans with five years of additional credited age and five years of credited additional service from the change in control date.
•	Group-Term life insurance: If executive elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.
•

Executive life insurance: Premium payments will continue to be paid by the company until the earlier of: (1) the fifth anniversary of the termination date, or (2) the later of the tenth anniversary of the policy or the date the executive attains age 64.

•

Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under executive’s employment agreement (if any) and including five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (or $25,000).
•

If any payments are classified as “excess parachute payments” for purposes of Internal Revenue Code Section 280G and the executive incurs the excise tax, the company will pay the executive an amount equal to the 280G excise tax plus a gross-up multiple.

The table below provides the payments that would be earned by each named executive officer if his employment was terminated, or constructively terminated, as of December 31, 2007 as a result of a change in control. For officers that are retirement eligible (Messrs. Chewning and Johnson), these benefits would be in addition to the retirement benefits disclosed in the Pension Benefits table. For executives that are not retirement eligible (Messrs. Farrell and McGettrick), these benefits are in addition to the benefits they would receive for a termination without cause discussed below. All stock options held by our named executive officers are vested. In the event of a change in control, outstanding options could be exercised or the CGN Committee may take actions with respect to unexercised options that it deems appropriate.

Additional Post Employment Benefits for Named Executive Officers

Under the terms of letter agreements with our named executive officers, the following benefits are available in addition to the benefits described above. These benefits are quantified in the table below, assuming the triggering event set forth in the table occurred on December 31, 2007.

Mr. Farrell. Pursuant to his letter agreement dated February 27, 2003, as amended effective as of January 1, 2006, if Mr. Farrell’s employment is involuntarily terminated without cause before he attains age 55, Mr. Farrell will be entitled to participate in the company’s retiree medical plan to the same extent as retired employees under the terms of the plan offered to retiring employees as of his termination date. In addition, any unvested restricted stock granted to Mr. Farrell before 2006 shall vest upon the involuntary termination date.

Mr. Farrell’s benefits under the Frozen BRP, New BRP, Frozen ESRP, and new ESRP are disclosed in the Pension Benefits table. With the exception of benefits payable upon a termination due to death or disability or following a change in control, as of December 31, 2007 Mr. Farrell is not entitled to any enhanced benefits under these plans. The incremental benefits payable under these plans as of December 31, 2007 if Mr. Farrell had died or become disabled or terminated employment following a change in control are disclosed in the table below.

Mr. Chewning. Mr. Chewning has attained retirement age under the company’s tax-qualified Pension Plan and is eligible for benefits under the Frozen BRP, New BRP, Frozen ESRP, and New ESRP. If Mr. Chewning had retired as of December 31, 2007, he would not have been entitled to any enhanced benefits under these plans.

Pursuant to the non-compete and non-solicitation provisions of his letter agreement dated February 28, 2003, Mr. Chewning will be entitled to a lump sum cash payment upon his retirement equal to one time his annual base salary in effect at his retirement date. The payment serves as consideration for Mr. Chewning’s agreement to honor the non-compete and non-solicitation terms of the agreement for a two-year period following his retirement.

Mr. McGettrick. Pursuant to his letter agreement dated February 13, 2007, Mr. McGettrick is entitled to five additional years of credited age and five additional years of credited service for purposes of computing his benefits under the Frozen BRP, New BRP, Frozen ESRP, New ESRP, and the company’s tax-qualified Pension Plan, as well as his eligibility for benefits under the company’s retiree medical and retiree life insurance plans. Any additional Pension Plan benefit will be paid from company assets, and not from the trust established for the Pension Plan. Mr. McGettrick’s benefit under the Frozen BRP, New BRP, Frozen ESRP, and New ESRP as calculated with his additional credited years of age and service are disclosed in the Pension Benefits table. With the exception of benefits payable upon a termination following a change in control, as of December 31, 2007 Mr. McGettrick is not

Dominion 2008 Notice & Proxy	35

Executive Compensation

entitled to any enhanced benefits under these plans. The incremental benefits payable under these plans as of December 31, 2007 if Mr. McGettrick had terminated employment following a change in control are disclosed in the table below. If Mr. McGettrick terminates employment before he attains age 55, he will be deemed to have retired for purposes of determining vesting credit under the terms of his outstanding restricted stock and performance grant awards.

Mr. Johnson. Mr. Johnson has attained retirement age under the company’s tax-qualified Pension Plan and is eligible for benefits under the Frozen BRP, New BRP, Frozen ESRP, and New ESRP. If Mr. Johnson had retired as of December 31, 2007, he would not have been entitled to any enhanced benefits under these plans.

Mr. Radtke. Mr. Radtke retired on December 31, 2007 and therefore, he is not included in the table below. Under the terms of his letter agreement entered into in contemplation of his termination of employment following the divestiture of substantially all of our E&P assets, upon his retirement Mr. Radtke became entitled to payment of a special retention bonus and a special severance bonus. The amounts of these payments are disclosed in the “All Other Compensation” column of the Summary Compensation Table. In addition,

Mr. Radtke was credited with 20 years of service and deemed to be age 62 for purposes of calculating his retirement benefits under the nonqualified plans; the amounts of these benefits are disclosed in the Pension Benefits table. The agreement also entitled Mr. Radtke to payment of his 2006 and 2007 Performance Grants (according to the terms of his grant agreements) and full vesting of his outstanding restricted stock awards, as disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End table. Finally, Mr. Radtke became entitled to retiree medical and executive life insurance benefits upon his retirement. The present value of his retiree medical benefits (based on assumptions used for financial accounting purposes) is $120,136. The annual premium for his life insurance coverage is $65,280 and will be paid until Mr. Radtke attains age 64. These benefits were consistent with the benefits provided under the Employment Continuity Agreement and were put in place to incent Mr. Radtke to remain with Dominion through the divestiture of the E&P assets, forgoing other opportunities and remaining with Dominion until the company determined that the divestitures had been successfully completed and transitional issues addressed.

Incremental Payments Upon Termination and Change in Control (assuming December 31, 2007 termination)

	Non-Qualified Plan Payment	Restricted Stock(1)	Performance Grant	Non-Compete Payments(2)	Severance Payments	Retiree Medical & Executive Life Insurance(3)	Outplacement Services	Excise Tax & Tax Gross-Up	Total
Thomas F. Farrell, II
Termination Without Cause	—	$9,279,702	$1,278,997	—	—	$123,572	—	—	$10,682,271
Voluntary Termination/ Termination With Cause	—	—	—	—	—	—	—	—	0
Death / Disability	$1,570,313	3,176,852	1,278,997	—	—	—	—	—	6,026,162
Change In Control(4)	5,989,298	4,097,783	1,721,003	—	$7,260,000	57,868	$25,000	$8,041,915	27,192,867
Thomas N. Chewning
Retirement(5)	—	1,058,995	426,332	$642,000	—	195,305	—	—	2,322,632
Change In Control(4)	—	1,366,459	573,668	—	3,755,700	—	—	—	5,695,827
Mark F. McGettrick
Termination Without Cause	—	674,881	319,749	—	—	135,456	—	—	1,130,086
Voluntary Termination/ Termination With Cause	—	—	—	—	—	—	—	—	0
Death / Disability	—	674,881	319,749	—	—	—	—	—	994,630
Change In Control(4)	1,934,760	939,462	430,251	—	3,316,950	25,188	25,000	2,898,784	9,570,395
Jay L. Johnson
Retirement(5)	—	476,590	191,850	—	—	—	—	—	668,440
Change In Control(4)	565,862	614,950	258,150	—	2,592,405	152,031	25,000	1,835,071	6,043,469

(1) Grants made prior to 2006 are fully vested upon retirement. Grants made in 2006 and 2007 vest pro-rata upon retirement.

(2) Pursuant to a letter agreement dated February 28, 2003, Mr. Chewning will be entitled to a special payment of one times salary in exchange for a two year non-compete requirement.

(3) Amounts in this column represent the value of the incremental benefit that the executives would receive for executive life insurance and retiree medical coverage. Executive life insurance for Messrs. Farrell, McGettrick and Johnson is only available upon a change in control. Mr. Johnson’s annual executive life insurance premium is $53,119. The premium for these three executives would be paid for five years. Under terms of their agreements, Messrs. Farrell and McGettrick are eligible for retiree medical if terminated without cause. Mr. Johnson has not completed 10 years of service and therefore is only eligible for retiree medical upon a change in control. Mr. Chewning is entitled to executive life insurance coverage and retiree medical benefit upon any termination since he is retirement eligible and he has completed 10 years of service. His annual executive life insurance premium is $88,741 and is payable until May 2010. Retiree health benefits have been quantified using assumptions used for financial accounting purposes.

(4) The amounts indicated upon a change in control are the incremental amounts that each executive would receive over the amounts payable upon a retirement (Messrs. Chewning and Johnson), voluntary termination or termination without cause (Messrs. Farrell and McGettrick).

(5) For those executives eligible for retirement, the table above assumes executives would retire in connection with any termination event, including death or disability. Mr. Chewning would not be entitled to the non-compete payment in the event of his death.

36	Dominion 2008 Notice & Proxy

Share Ownership and Equity Compensation Plan Information

DIRECTOR AND OFFICER SHARE OWNERSHIP

	Beneficial Share Ownership of Common Stock as of February 29, 2008
Name of Beneficial Owner	Shares	Deferred Stock Accounts(1)	Restricted Shares	Exercisable Stock Options	Total
Peter W. Brown	23,224	2,167	—	—	25,391
George A. Davidson, Jr.	211,834	4,977	—	14,000	230,811
Thomas F. Farrell, II(2)	339,924	—	198,208	700,000	1,238,132
John W. Harris	79,990	25,246	—	—	105,236
Robert S. Jepson, Jr.	113,730	2,167	—	—	115,897
Mark J. Kington	50,621	6,627	—	—	57,248
Benjamin J. Lambert, III	5,373	11,284	—	36,000	52,657
Margaret A. McKenna	3,980	20,742	—	—	24,722
Frank S. Royal	10,458	12,097	—	12,000	34,555
David A. Wollard	15,174	—	—	34,000	49,174
Thomas N. Chewning	279,893	—	78,294	525,000	883,187
Jay L. Johnson	78,462	—	32,620	—	111,082
Mark F. McGettrick	69,942	—	43,638	—	113,580
Duane C. Radtke(3)	84,126	—	125,724	958,334	1,168,184
All directors and executive officers as a group (22 persons)(4)	1,751,161	85,307	633,888	2,359,334	4,829,690

(1) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen Deferred Cash Compensation Plan accounts.

(2) Mr. Farrell disclaims ownership for 798 shares.

(3) Mr. Radtke retired in 2007. Amounts as of December 31, 2007.

(4) Neither any individual director or executive officer, nor all of the directors or executive officers as a group, own more than one percent of the shares outstanding at February 29, 2008.

SIGNIFICANT SHAREHOLDER

Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing)	Percentage of Common Shares Outstanding
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	37,248,050	6.5%

The shareholder disclaims beneficial ownership of the shares reported. The ownership results from the shareholder acting as an investment advisor to various investment companies.

EQUITY COMPENSATION PLANS

As of December 31, 2007	Securities to be issued upon exercise of outstanding options(1)	Weighted average exercise price of outstanding options(1)	Securities available for future issuance(1)
Plans approved by shareholders	3,337,328	$29.90	29,489,471	(2,3)
Plans not approved by shareholders	3,683,964	30.97	952,812	(4)
Total	7,021,292	30.46	30,442,283

(1) Share amounts and weighted average exercise prices reflect the company’s two-for-one stock split distributed in November 2007.

(2) Amount includes shares that may be issued under an equity compensation plan other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan, 291,275 shares, and Directors’ Deferred Cash Compensation Plan, 377,582 shares.

(3) Amount also includes 8,400,742 shares available for issuance under the 2005 Incentive Compensation Plan either (i) upon the exercise of an option or right or (ii) as restricted shares or performance awards. Shares for expired or forfeited awards become available for new awards.

(4) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders.  Dominion’s Leadership Stock Option Plan (LSOP) for Salaried Employees and the Directors’ Stock Compensation Plan, under which 10 million and one million shares, respectively, were made available for issuance, did not require shareholder approval when adopted. The LSOP was a program used by Dominion to motivate, attract and retain key non-executive salaried employees through the award of stock options, as well as to encourage ownership of Dominion stock. This plan was frozen in 2005 and no future awards will be made under this plan, as any new awards will be made under the shareholder approved 2005 Incentive Compensation Plan. The Directors’ Stock Compensation Plan was also amended to freeze participation and prohibit deferral of compensation and grant of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Directors Plans.

Dominion 2008 Notice & Proxy	37

Dominion Resources, Inc.

P.O. Box 26532
Richmond, Virginia 23261-6532

www.dom.com

2007 Form 10-K

You may request, without charge, a copy of Dominion's Annual Report filed with the SEC for 2007 on Form 10-K by:

1. Writing

Write to us at
Corporate Secretary
Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261;

2. E-mailing

E-mail us at
shareholder.services@dom.com; or

3. Calling

Call us at (804) 819-2000.

Or you may view our Form 10-K on our website at
www.dom.com/investors/index.jsp

THE 2008 PROXY CARD

This proxy is solicited on behalf of the Board of Directors.

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted "FOR" Items 1 and 2.

Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., Frank S. Royal, and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 9, 2008, and at any and all adjournments.

, 2008

Signature **Date**

, 2008

Signature (if held jointly) **Date**

To Our Shareholders:

Let your voice be heard . . .

Dominion's proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you, please read the proxy statement carefully and vote your shares. If you do not vote, your shares will not be counted.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your proxy card by mail.

All Internet and telephone votes must be received by 11:59 p.m. (ET) on Thursday, May 8, 2008.

Vote Your Proxy

1 By Mail...

Return your proxy in the **postage-paid envelope provided**;

2 By Internet...

Access the Website at **http://www.cesvote.com**; or

3 By Phone...

Call toll-free **1-888-693-8683** using a touch-tone phone.

You may view our annual report and proxy statement online at... **www.dom.com/investors/proxy.jsp**

2008 PROXY CARD

Dominion®

The Board of Directors recommends a vote "FOR" all director nominees.

Item 1 – Election of Directors

	FOR	AGAINST	ABSTAIN
01. Peter W. Brown	☐	☐	☐
02. George A. Davidson, Jr.	☐	☐	☐
03. Thomas F. Farrell, II	☐	☐	☐
04. John W. Harris	☐	☐	☐
05. Robert S. Jepson, Jr.	☐	☐	☐
06. Mark J. Kington	☐	☐	☐
07. Benjamin J. Lambert, III	☐	☐	☐
08. Margaret A. McKenna	☐	☐	☐
09. Frank S. Royal	☐	☐	☐
10. David A. Wollard	☐	☐	☐

The Board of Directors recommends a vote "FOR" Item 2.

Item 2 – Ratify the appointment of independent auditors for 2008

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 9, 2008
Dominion's 2008 proxy statement and 2007 annual report to shareholders are available at www.dom.com/investors/proxy.jsp

You can elect to access future proxy materials and annual reports via Internet only. By making this election, you will save the company the cost of printing these documents, and you will help preserve environmental resources.

☐ ***To access future proxy materials and annual reports via Internet only, please check this block.****

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

ATTENDING THE MEETING

To obtain directions to the meeting, contact Shareholder Services at shareholder.services@dom.com or 1-800-552-4034. Information about the meeting location is also available on our web site, www.dom.com, key word: Meeting Location.

*** Description of Electronic Access Service:**

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion's Internet site.

2008 VOTING INSTRUCTION CARD

→

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Voting instructions are solicited for the Annual Meeting of Shareholders, May 9, 2008 by the Trustee for the various retirement plans sponsored by Dominion Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the Dominion shares relating to my Plan account at such Annual Meeting as indicated on the reverse side.

This voting instruction card, when properly executed, will be voted as directed. If this card is returned signed with no direction given or is not returned at all, an independent fiduciary hired by the Plan Administrator will vote your shares.

All voting instructions will be kept confidential.

, 2008

Signature **Date**

To Employees Savings Plan Participants:

Dominion's proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Please read the proxy statement carefully and instruct the Trustee how to vote your shares.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your voting instruction card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your voting card by mail.

All voting instructions must be received by 6:00 a.m. (ET) on Monday, May 5, 2008 to be counted in the final tabulation.

Vote Your Shares

1 By Mail…

Return your voting instruction card in the **postage-paid envelope provided**;

2 By Internet…

Access the Website at **http://www.cesvote.com**; or

3 By Phone…

Call toll-free **1-888-693-8683** using a touch-tone phone.

You may view our annual report and proxy statement online at... **www.dom.com/investors/proxy.jsp**

2008 VOTING INSTRUCTION CARD

The Board of Directors recommends a vote "FOR" all director nominees.

Item 1 – Election of Directors

	FOR	AGAINST	ABSTAIN
01. Peter W. Brown	☐	☐	☐
02. George A. Davidson, Jr.	☐	☐	☐
03. Thomas F. Farrell, II	☐	☐	☐
04. John W. Harris	☐	☐	☐
05. Robert S. Jepson, Jr.	☐	☐	☐
06. Mark J. Kington	☐	☐	☐
07. Benjamin J. Lambert, III	☐	☐	☐
08. Margaret A. McKenna	☐	☐	☐
09. Frank S. Royal	☐	☐	☐
10. David A. Wollard	☐	☐	☐

The Board of Directors recommends a vote "FOR" Item 2.

Item 2 – Ratify the appointment of independent auditors for 2008

☐ ***FOR*** ☐ ***AGAINST*** ☐ ***ABSTAIN***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 9, 2008
Dominion's 2008 proxy statement and 2007 annual report to shareholders are available at www.dom.com/investors/proxy.jsp

You can elect to access future proxy materials and annual reports via Internet only. By making this election, you will save the company the cost of printing these documents, and you will help preserve environmental resources.

☐ ***To access future proxy materials and annual reports via Internet only, please check this block.****

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

*** Description of Electronic Access Service:**

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion's Internet site.